UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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OCEANEERING INTERNATIONAL, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000

April 3, 2015
Dear Shareholder:
You are cordially invited to attend the 2015 Annual Meeting of Shareholders of Oceaneering International, Inc. The meeting will be held on Friday, May 8, 2015, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041.
On the following pages, you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted on at the meeting. Our Annual Report to Shareholders describing Oceaneering’s operations during the year ended December 31, 2014 is enclosed.
We hope you will be able to attend the meeting in person. Whether or not you plan to attend, please take the time to vote. In addition to using the enclosed paper proxy card to vote, which you may sign, date and return in the enclosed postage-paid envelope, you may vote your shares via the Internet or by telephone by following the instructions included in this package.
Thank you for your interest in Oceaneering.

John R. Huff	M. Kevin McEvoy
Chairman of the Board	Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 8, 2015.
The proxy statement and annual report are available on the Internet at http://www.oceaneering.com/investor-relations/annual-reports-and-proxy-statements/.
The following information applicable to the Annual Meeting may be found in the proxy statement and/or the accompanying proxy card:

•	the date, time and location of the meeting;

•	a list of the matters intended to be acted on and our recommendations regarding those matters;

•	any control/identification numbers that you need to access your proxy card; and

•	information about attending the meeting and voting in person.

OCEANEERING INTERNATIONAL, INC.
11911 FM 529, Houston, Texas 77041-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 8, 2015

To the Shareholders of Oceaneering International, Inc.:
The Annual Meeting of Shareholders of Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), will be held on Friday, May 8, 2015, at 8:30 a.m., local time, in the Atrium of our corporate offices at 11911 FM 529, Houston, Texas 77041 for the following purposes:

•
elect three Class II directors as members of the Board of Directors of Oceaneering to serve until the 2018 Annual Meeting of Shareholders or until a successor has been duly elected and qualified (Proposal 1);

•	approve Oceaneering’s Amended and Restated 2010 Incentive Plan (Proposal 2);

•	cast an advisory vote on a resolution to approve the compensation of Oceaneering’s named executive officers (Proposal 3);

•	ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2015 (Proposal 4); and

•	transact such other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.
The Board of Directors recommends votes in favor of all proposals.
The close of business on March 25, 2015 is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.
Our Board welcomes your personal attendance at the meeting. Whether or not you expect to attend the meeting, please submit a proxy as soon as possible so that your shares can be voted at the meeting. You may submit your proxy by filling in, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope. Please refer to page 1 of the Proxy Statement and the proxy card for instructions for proxy voting by telephone or over the Internet.

By Order of the Board of Directors,

David K. Lawrence Senior Vice President, General Counsel and Secretary
April 3, 2015

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE BY TELEPHONE OR OVER THE INTERNET IN ACCORDANCE WITH INSTRUCTIONS IN THIS PROXY STATEMENT AND ON YOUR PROXY CARD.

OCEANEERING INTERNATIONAL, INC.

PROXY STATEMENT

PROXIES AND VOTING AT THE MEETING
Only shareholders of record at the close of business on March 25, 2015 will be entitled to notice of, and to vote at, the meeting. As of that date, 98,744,129 shares of our Common Stock, $0.25 par value per share (“Common Stock”), were outstanding. Each of those outstanding shares is entitled to one vote at the meeting. We are initially sending this Proxy Statement and the accompanying proxy to our shareholders on or about April 3, 2015. The requirement for a quorum at the meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. There is no provision for cumulative voting.
Solicitation of Proxies
The accompanying proxy is solicited on behalf of our Board of Directors (our “Board”) for use at our annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. We will pay all costs of soliciting proxies. We will solicit proxies primarily by mail. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person or by telephone, facsimile and electronic transmissions, for which such persons will receive no additional compensation. We have retained Georgeson Inc. to solicit proxies at a fee estimated at $10,000, plus out-of-pocket expenses. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of our Common Stock.
The persons named as proxies were designated by our Board and are officers of Oceaneering International, Inc. (“Oceaneering”). All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy, the proxy will be voted in accordance with the specification so made. Proxies submitted without specified choices will be voted FOR Proposal 1 to elect the director nominees proposed by our Board, FOR Proposal 2 to approve an amendment and restatement of our 2010 Incentive Plan, FOR Proposal 3 to cast an advisory vote on a resolution to approve the compensation of Oceaneering’s Named Executive Officers, and FOR Proposal 4 to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2015.
Methods of Voting
Voting by Mail – You may sign, date and return your proxy card in the pre-addressed, postage-paid envelope provided. If you return your proxy card without indicating how you want to vote, the designated proxies will vote as recommended by our Board.
Voting by Telephone or the Internet – If you are a shareholder of record, you may vote by proxy by using the toll-free number or at the Internet address listed on the proxy card.
The telephone and Internet voting procedures are designed to verify your vote through the use of a voter control number that is provided on each proxy card. The procedures also allow you to vote your shares and to confirm that your instructions have been properly recorded. Please see your proxy card for specific instructions.
If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option.

Revocability of Proxies
If you are a shareholder of record, and you vote by proxy, mail, the Internet or telephone, you may later revoke your proxy instructions by:

•
sending a written statement to that effect to our Corporate Secretary at 11911 FM 529, Houston, Texas 77041-3000, the mailing address for the executive offices of Oceaneering, provided that we receive the statement before the Annual Meeting;

•	submitting a signed proxy card, prior to the Annual Meeting, with a later date;

•	voting at a later time, but prior to the Annual Meeting, by telephone or the Internet; or

•	voting in person at the Annual Meeting.
If you have shares held through a brokerage firm, bank or other custodian, and you vote by proxy, you may later revoke your proxy instructions only by informing the custodian in accordance with any procedures it sets forth.
PROPOSAL 1
ELECTION OF DIRECTORS
Our Restated Certificate of Incorporation divides our Board into three classes, each consisting as nearly as possible of one-third of the members of the whole Board. There are currently three directors each of Classes II and III, and two directors of Class I. The members of each class serve for three years following their election, with one class being elected each year.
Three Class II directors are to be elected at the 2015 Annual Meeting. As previously announced, Jerold J. DesRoche will be retiring from the Board concurrently with the election of Class II directors at the Annual Meeting. In March 2015, our Board appointed Steven A. Webster as a director and designated him as a Class III director, but resolved to nominate him to fill the position among Class II directors being vacated by Mr. DesRoche. Accordingly, assuming he is elected by our Shareholders, Mr. Webster‘s designation will change from Class III director to Class II director following the Annual Meeting.

In accordance with our bylaws, directors are elected by a plurality of the votes cast. However, our Corporate Governance Guidelines provide that, in an uncontested election of directors, any director nominee who does not receive a “for” vote by a majority of shares present in person or by proxy and entitled to vote and actually voting on the matter shall promptly tender his or her resignation to the Nominating and Corporate Governance Committee of our Board, subject to acceptance by the Board. The Nominating and Corporate Governance Committee will then make a recommendation to the Board with respect to the director’s resignation and the Board will consider the recommendation and take appropriate action within 120 days from the date of the certification of the election results. Abstentions and broker “non-votes” marked on proxy cards will not be counted in the election.

The Class II directors will serve until the 2018 Annual Meeting of Shareholders or until a successor has been duly elected and qualified. The directors of Classes I and III will continue to serve their terms of office, which will expire at the Annual Meetings of Shareholders to be held in 2017 and 2016, respectively.

Our Board of Directors unanimously recommends a vote FOR election of the nominees for Class II directors named below. The persons named in the accompanying proxy intend to vote all proxies received in favor of the election of the nominees named below, except in any case where authority to vote for the directors is withheld. Although we have no reason to believe that the nominees will be unable to serve as directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee our Board designates.
Set forth below is information (ages are as of May 8, 2015) with respect to the three nominees for election as Class II directors of Oceaneering, John R. Huff, M. Kevin McEvoy and Steven A. Webster.

INFORMATION ABOUT NOMINEES FOR ELECTION AND CONTINUING DIRECTORS

Nominees for Election
2015 - Class II Directors

John R. Huff

Mr. Huff, 69, has been Chairman of Oceaneering’s Board of Directors since 1990. He served as Chief Executive Officer of Oceaneering from 1986 to May 2006. Mr. Huff also serves as a director of Suncor Energy Inc. and Hi-Crush GP LLC, the general partner of Hi-Crush Partners LP. Mr. Huff served as a director of Rowan Companies, Inc. from April 2006 to May 2009, BJ Services Company from 1992 to April 2010, and KBR, Inc. from April 2007 to May 2014. Mr. Huff has been a director of Oceaneering since 1986.

The Board has determined that Mr. Huff is qualified to serve on our Board based on his substantial prior experience as a member of our Board, including 25 years as Chairman of our Board, his in-depth knowledge regarding Oceaneering and its businesses which he gained through 20 years as our Chief Executive Officer, and his considerable experience as an entrepreneur and a director of several other, large multi-national companies, including several companies engaged in oilfield-related and other energy-related businesses. Mr. Huff has extensive knowledge of the oil and gas industry as well as relationships with chief executive officers and senior management at oil and gas and oilfield companies throughout the world. Including his service on our Board, Mr. Huff has over 45 years of experience with companies engaged in oilfield-related or other energy-related businesses.

M. Kevin McEvoy

Mr. McEvoy, 64, has been Chief Executive Officer of Oceaneering since May 2011. Mr. McEvoy joined Oceaneering in 1984, when we acquired Solus Ocean Systems, Inc. Since 1984, he has held various senior management positions in each of our operating groups. He was appointed Executive Vice President in 2006, with the additional position of Chief Operating Officer in February 2010, and President from May 2011 to February 2015. Mr. McEvoy has been a director of Oceaneering since May 2011.

The Board has determined that Mr. McEvoy is qualified to serve on our Board based on his thorough knowledge regarding Oceaneering and its businesses, which he gained through his years of service as a member of our executive management team, as well as through his prior service on our Board. Since joining Oceaneering in 1984, Mr. McEvoy has been involved in all aspects of our operating groups, including service as a Vice President, Senior Vice President, Executive Vice President, Chief Operating Officer, President and Chief Executive Officer. He holds leadership roles in several industry trade associations. Mr. McEvoy has over 40 years of experience in offshore, diving and other subsea and marine-related activities, primarily in oilfield-related areas, with significant international exposure.

Steven A. Webster

Mr. Webster, age 63, has served as Co-Managing Partner of Avista Capital Partners LP, a private equity firm focused on investments in the energy, healthcare and other business sectors, since he co-founded that firm in July 2005. From January 2000 until June 2005, Mr. Webster served as the Chairman of Global Energy Partners, Ltd., an affiliate of CSFB Private Equity. From December 1997 to May 1999, he was the Chief Executive Officer and President of R&B Falcon Corporation, and prior to that, was Chairman and Chief Executive Officer of Falcon Drilling Company, which he founded in 1988. Mr. Webster is also a director and Chairman of the Board of Carrizo Oil & Gas, Inc. and Basic Energy Services, Inc. He also serves as a director of Hercules Offshore, Inc. and Era Group Inc. In addition, Mr. Webster serves as a trust manager and a member of the Compensation Committee of Camden Property Trust. Mr. Webster previously served as a director of Hi-Crush GP LLC, the general partner of Hi-Crush Partners LP, from 2011 to February 2015, SEACOR Holdings Inc. from 1998 to 2013, and Geokinetics Inc. from 1998 to 2013, as well as a director of various other public and private companies, including several companies engaged in oil and gas exploration and production or oilfield services. He is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of Oceaneering’s Board.

The Board has determined that Mr. Webster is qualified to serve on our Board based on his extensive experience in, and knowledge of, the energy industry, his business leadership skills from his tenure as chief executive officer of publicly traded companies, his over 30-year career in private equity and investment activities, and his experience as a director of various other public and private companies. Mr. Webster has over 35 years of experience in the onshore and offshore oil and gas exploration and production and oilfield services industries.

Continuing Directors
Information below (ages are as of May 8, 2015) is for those directors whose terms will expire in 2016 and 2017.
2016 - Class III Directors
Paul B. Murphy, Jr.
Mr. Murphy, 55, has, since 2009, been Chief Executive Officer, President and a director of Cadence Bancorp, LLC, a privately owned bank holding company for Cadence Bank. Formed in 2009, Cadence Bank operates numerous branches in Texas and five Southeastern states. Mr. Murphy previously served as Chief Executive Officer of Amegy Bank of Texas from 2000 to 2009 and as a director of that bank from 1994 to 2009. Mr. Murphy is a director of the Federal Reserve Bank of Dallas – Houston Branch, Hines Real Estate Investment, Inc., and the Houston Endowment. Mr. Murphy was appointed to Oceaneering’s Board in August 2012 and is chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee of the Board.
The Board has determined Mr. Murphy is qualified to serve on our Board based on his considerable experience as an executive officer and director of both privately owned and publicly traded companies, particularly financial institutions. Mr. Murphy’s financial background, and business and entrepreneurial experience in the financial services industry, allow him to provide valuable contributions to our Board. Including his service on our Board, Mr. Murphy has 17 years of experience as a director of publicly owned companies.
Harris J. Pappas
Mr. Pappas, 70, has been President of Pappas Restaurants, Inc., a privately owned multi-state restaurant group, since 1980 and a director of Luby’s, Inc., a publicly traded restaurant company, since 2001. He also served as Chief Operating Officer of Luby’s, Inc. from 2001 to 2011. Mr. Pappas also serves on the Advisory Board of Frost National Bank – Houston and is a committee member of Memorial Hermann Hospital System. He is a member of the Audit Committee and the Compensation Committee of Oceaneering’s Board. Mr. Pappas has been a director of Oceaneering since 1996.
The Board has determined Mr. Pappas is qualified to serve on our Board based on his substantial prior experience as a member of our Board and his familiarity with Oceaneering resulting from that experience, as well as his considerable experience as an executive officer and a director of both privately owned and publicly traded companies. Mr. Pappas’ financial background, business ownership and entrepreneurial experience in the service industry allow him to provide valuable contributions to our Board. Including his service on our Board, Mr. Pappas has 19 years of experience as a director of a publicly traded company.
2017 - Class I Directors

T. Jay Collins

Mr. Collins, 68, served as Chief Executive Officer of Oceaneering from May 2006 to May 2011, and as President of Oceaneering from 1998 to May 2011. Mr. Collins previously served as Chief Operating Officer of Oceaneering from 1998 until 2006. He also served as Executive Vice President – Oilfield Marine Services of Oceaneering from 1995 to 1998 and as Senior Vice President and Chief Financial Officer of Oceaneering from 1993 until 1995. Mr. Collins also serves as a director of Murphy Oil Corporation, Nautronix Group Limited, Pason Systems Inc. and Texas Institute of Science, Inc. Mr. Collins has been a director of Oceaneering since 2002.

The Board has determined that Mr. Collins is qualified to serve on our Board based on his substantial prior experience as a member of our Board and his thorough knowledge regarding Oceaneering and its businesses which he gained through his years of service as a member of our executive management team, as well as through his prior service on our Board. Since joining Oceaneering in 1993, Mr. Collins has been involved in all functional aspects of our management, including service as our Chief Financial Officer, our Chief Operating Officer and our Chief Executive Officer. Mr. Collins has extensive knowledge of the oil and gas industry. Including his service on our Board, Mr. Collins has over 40 years of experience with companies engaged in oilfield-related or other energy-related businesses.

D. Michael Hughes

Mr. Hughes, 76, has been owner of The Broken Arrow Ranch and affiliated businesses, which harvest, process and market wild game meats, since 1983. He has been associated with Oceaneering since its incorporation, serving as Chairman of the Board from 1970 to 1980 and from 1984 to 1990. He is Chairman of the Nominating and Corporate Governance Committee of Oceaneering’s Board and a member of the Audit Committee of Oceaneering’s Board. Mr. Hughes has been a director of Oceaneering since 1970.

The Board has determined that Mr. Hughes is qualified to serve on our Board based on his substantial prior experience as a member of our Board, including his prior service as Chairman of the Board, as well as his thorough knowledge regarding our company, its culture and history and our businesses gained from his association with Oceaneering since its inception. Mr. Hughes has significant business ownership, financial and entrepreneurial expertise and experience. Including his service on our Board, Mr. Hughes has over 50 years of experience with companies engaged in oilfield-related or other energy-related businesses.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The following table sets forth the number of shares of Common Stock beneficially owned as of March 25, 2015 by each director and nominee for director, each of the executive officers named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole voting and dispositive power with respect to the shares shown.

Name	Number of Shares (1)	Shares Underlying Restricted Stock Units (2)	Total
T. Jay Collins	39,452	—	39,452
Jerold J. DesRoche	40,140	—	40,140
W. Cardon Gerner	30,994	19,200	50,194
John R. Huff	260,196	35,000	295,196
D. Michael Hughes	64,139	—	64,139
Kevin F. Kerins	18,511	19,200	37,711
Roderick A. Larson	8,682	33,020	41,702
M. Kevin McEvoy	86,106	96,000	182,106
Marvin J. Migura	57,195	43,675	100,870
Paul B. Murphy, Jr.	15,000	—	15,000
Harris J. Pappas	99,000	—	99,000
Steven A. Webster	4,000	—	4,000
All directors and executive officers as a group (16 persons)	775,198	304,040	1,079,238

(1)
There are no outstanding stock options for directors and executive officers. Includes the following shares granted in 2015 pursuant to restricted stock award agreements, as to which the recipient has sole voting power and no dispositive power: Mr. Collins – 4,000; Mr. DesRoche – 2,000; Mr. Huff – 10,000; Mr. Hughes – 4,000; Mr. Murphy – 4,000; Mr. Pappas – 4,000; Mr. Webster – 4,000; and all directors and executive officers as a group – 32,000. Also includes the following share equivalents, which are fully vested but are held in trust pursuant to the Oceaneering Retirement Investment Plan (the “401(k) Plan”), as to which the individual has the right to direct the plan trustee on how to vote: Mr. McEvoy – 25,324; Mr. Gerner – 2,760; and all directors and executive officers as a group – 29,589. At withdrawal, the share equivalents are settled in shares of Common Stock. Also includes the following shares as to which the indicated director has shared voting and dispositive power: Mr. Hughes – 19,939. Each executive officer and director owns less than 1% of the outstanding Common Stock; all directors and executive officers as a group own (a) approximately 0.8% of the outstanding Common Stock and (b) approximately 1.1% of the total of (i) the outstanding shares of Common Stock and (ii) the shares underlying restricted stock units owned by directors and executive officers as a group.

(2)
Includes shares of Common Stock that are represented by restricted stock units of Oceaneering that are credited to the accounts of certain individuals and are subject to vesting. The individuals have no voting or investment power over these restricted stock units.

Listed below are the only persons who, to our knowledge, may be deemed to be beneficial owners as of March 25, 2015 of more than 5% of the outstanding shares of Common Stock. This information is based on statements filed with the Securities and Exchange Commission (the “SEC”).

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	12,010,866	(2)	12.2%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,598,206	(3)	6.7%
FMR LLC 245 Summer Street Boston, MA 02210	13,932,863	(4)	14.1%

(1)	The percentage is based on the total number of issued and outstanding shares of Common Stock as of March 25, 2015.

(2)
The amount beneficially owned of 12,010,866 shares of Common Stock, as shown, is as reported by BlackRock, Inc. in a Schedule 13G/A filed with the SEC and dated January 9, 2015. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power with respect to 11,423,875 shares and sole dispositive power with respect to all 12,010,866 shares.

(3)
The amount beneficially owned of 6,598,206 shares of Common Stock, as shown, is as reported by The Vanguard Group in a Schedule 13G filed with the SEC and dated February 9, 2015. The Schedule 13G reports that The Vanguard Group has sole voting power with respect to 100,593 shares, sole dispositive power with respect to 6,509,272 shares and shared dispositive power with respect to 88,934 shares. The Schedule 13G further reports that: (i) Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 62,134 shares, or 0.05% of the Common Stock outstanding, as a result of its serving as investment manager of collective trust accounts; and (ii) Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 65,259 shares, or 0.06% of the Common Stock outstanding, as a result of its serving as investment manager of Australian investment offerings.

(4)
The amount beneficially owned of 13,932,863 shares of Common Stock, as shown, is as reported by FMR LLC in a Schedule 13G/A filed with the SEC and dated February 13, 2015. The Schedule 13G/A reports that FMR LLC has sole voting power with respect to 325,528 shares and sole dispositive power with respect to all 13,932,863 shares. The Schedule 13G/A identifies FMR LLC as a parent holding company and identifies the relevant subsidiaries of FMR LLC collectively and beneficially owning the shares being reported in the Schedule 13G/A as: Crosby Advisors LLC; FMR Co., Inc.; Pyramis Global Advisors Trust Company; Pyramis Global Advisors, LLC; and Strategic Advisers, Inc. The Schedule 13G/A further reports: (i) FMR Co., Inc. is the beneficial owner of 5% or greater of the Common Stock outstanding; (ii) Edward C. Johnson 3d is a Director and the Chairman of FMR LLC, and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC; (iii) members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of the voting equity of FMR LLC; (iv) the Johnson family group and other equity owners of FMR LLC have entered into a voting agreement; (v) through their ownership of voting equity and the execution of the voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended (the “Investment Company Act”), to form a controlling group with respect to FMR LLC; (vi) neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ boards of trustees; and (vii) Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. The Schedule 13G/A disclaims reporting on shares, if any, beneficially owned by certain subsidiaries, affiliates or other companies whose beneficial ownership of shares is disaggregated from that of FMR LLC in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998).

CORPORATE GOVERNANCE
During 2014, our Board of Directors held 13 meetings of the full Board and 17 meetings of the committees of the Board. Each director attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served. In addition, we have a policy that directors are encouraged to attend the annual meeting. Last year, all of our directors attended our annual meeting. In 2014, the nonemployee directors met in regularly scheduled executive sessions without management present, and similar sessions are scheduled for 2015. The chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee chair these executive sessions on a rotating basis. Interested parties may communicate directly with the nonemployee directors by sending a letter to the “Board of Directors (independent members),” c/o Corporate Secretary, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041-3000.
Under rules adopted by the New York Stock Exchange (the “NYSE”), our Board of Directors must have a majority of independent directors. The director independence standards of the NYSE require a board determination that our director has no material relationship with us and has no specific relationships that preclude independence. Our Board considers relevant facts and circumstances in assessing whether a director is independent. Our Board has determined that the following directors meet the NYSE independence requirements: Jerold J. DesRoche; D. Michael Hughes; Paul B. Murphy, Jr.; Harris J. Pappas; and Steven A. Webster.

We have three standing committees of our Board of Directors: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Our Board has determined that each member of these committees is independent in accordance with the requirements of the NYSE. Our Board has also determined that each member of the Audit Committee meets the independence requirements for service on an audit committee that the SEC has established.

COMMITTEES OF THE BOARD
Audit Committee

The Audit Committee, which is comprised of Messrs. Murphy (Chairman), Hughes and Pappas, held eight meetings during 2014. Our Board of Directors has determined that all current members of the Audit Committee are audit committee financial experts as defined in the applicable rules of the SEC. For information relating to the background of each member of the Audit Committee, see the biographical information under “Information about Nominees for Election and Continuing Directors.”

The Audit Committee is appointed by our Board of Directors, on the recommendation of the Nominating and Corporate Governance Committee, to assist the Board in its oversight of:

•	the integrity of our financial statements;

•	our compliance with applicable legal and regulatory requirements;

•	the independence, qualifications and performance of our independent auditors;

•	the performance of our internal audit functions; and

•	the adequacy of our internal control over financial reporting.

Our management is responsible for our internal controls and preparation of our consolidated financial statements. Our independent auditors are responsible for performing an independent audit of the consolidated financial statements and internal controls over financial reporting and issuing reports thereon. The Audit Committee is responsible for overseeing the conduct of these activities and appointing our independent auditors. The Audit Committee operates under a written charter adopted by our Board of Directors. As stated above and in the Audit Committee Charter, the Audit Committee’s responsibility is one of oversight. The Audit Committee is not providing any expert or special assurance as to Oceaneering’s financial statements or any professional certification as to the independent auditors’ work.

In discharging its duties, the Audit Committee reviews and approves the scope of the annual audit, non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees; reviews and discusses with management (including the senior internal auditor) and the independent auditors’ annual audit of our internal control over financial reporting; recommends to our Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC; meets independently with our internal auditors, independent auditors and management; reviews the general scope of our accounting, financial reporting, annual audit and our internal audit programs and matters relating to internal control systems, as well as the results of the annual audit and interim financial statements, auditor independence issues and the adequacy of the Audit Committee charter; and reviews with management and the independent auditors any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding our financial statements or accounting policies. A copy of the Audit Committee charter is available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Audit Committee is included in this Proxy Statement under the heading “Report of the Audit Committee.”
Compensation Committee

The Compensation Committee, which is comprised of Messrs. DesRoche (Chairman), Pappas and (since his appointment in March 2015) Webster, held five meetings during 2014. The Compensation Committee is appointed by our Board of Directors to:

•	assist the Board in discharging its responsibilities relating to: (1) compensation of our executive officers and nonemployee directors; and (2) employee benefit plans and practices; and

•
produce or assist management with the preparation of any reports that may be required from time to time by the rules of the NYSE or the SEC to be included in our proxy statements for our annual meetings of shareholders or annual reports on Form 10-K.

Specific duties and responsibilities of the Compensation Committee include: overseeing our executive and key employee compensation plans and benefit programs; reviewing and approving objectives relevant to the compensation of executives and key employees, including administration of annual bonus plans, long-term incentive plans, supplemental executive retirement plan and severance, termination and change-of-control arrangements; approving employment agreements for key executives; reviewing and making recommendations to the Board regarding the directors’ and officers’ indemnification and insurance matters; evaluating the performance of executives and key employees, including our Chief Executive Officer; recommending to the Board the compensation for the Board and committees of the Board; and annually evaluating its own performance and its charter.

Since 2004, the Compensation Committee has engaged Mercer, a nationally recognized human resource consulting firm, to assist the Compensation Committee in its administration of compensation for our executive officers. Mercer assisted the Compensation Committee in the design and particulars of our existing long-term incentive program. In 2014, Mercer performed a market analysis of total direct compensation (the sum of salary, annual incentive bonus and long-term incentive compensation) and retirement plan value for our executives and other key employees and compensation for nonemployee directors among peer group companies and other survey data (see “Compensation Discussion and Analysis – The Role of the Compensation Consultant” in this Proxy Statement). The Compensation Committee approved the form and amounts of our 2014 long-term incentive program and compensation for our executive officers and other key employees, and recommended to the Board the forms and amounts of compensation for nonemployee directors.

The Compensation Committee operates under a written charter adopted by our Board of Directors. A copy of the Compensation Committee charter is available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a written copy of the charter from us upon request. The report of the Compensation Committee is included in this Proxy Statement under the heading “Report of the Compensation Committee.”
Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which is comprised of Messrs. Hughes (Chairman), DesRoche, Murphy and (since his appointment in March 2015) Webster, held four meetings during 2014. The Nominating and Corporate Governance Committee is appointed by our Board of Directors to, among other things:

•	identify individuals qualified to become directors of Oceaneering;

•	recommend to our Board candidates to fill vacancies on our Board or to stand for election to the Board by our shareholders;

•	recommend to our Board a director to serve as Chairman of the Board;

•	recommend to our Board committee assignments for directors;

•	periodically assess the performance of our Board and its committees;

•	periodically review with our Board succession planning with respect to our Chief Executive Officer and other executive officers;

•	evaluate related-person transactions in accordance with our policy regarding such transactions; and

•	periodically review and assess the adequacy of our corporate governance policies and procedures.

The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. A copy of this charter and a copy of our Corporate Governance Guidelines are available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a written copy of each of these documents from us upon request.

The Nominating and Corporate Governance Committee solicits ideas for potential Board candidates from a number of sources, including members of our Board of Directors and our executive officers. The Committee also has authority to select and compensate a third-party search firm to help identify candidates, if it deems it advisable to do so.

Shareholder Nominations for Board Candidates

The Nominating and Corporate Governance Committee will also consider nominees recommended by shareholders in accordance with our bylaws. In assessing the qualifications of all prospective nominees to the Board, the Nominating and Corporate Governance Committee will consider, in addition to criteria set forth in our bylaws, each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of Oceaneering and its shareholders. Consideration also will be given to the Board’s diversity and having an appropriate mix of backgrounds and skills. In that regard, our Corporate Governance Guidelines provide that any search for potential director candidates should consider diversity as to gender, ethnic background and personal and professional experiences.

A shareholder who wishes to recommend a nominee for director should comply with the procedures specified in our bylaws, as well as applicable securities laws and regulations of the NYSE. The Nominating and Corporate Governance Committee will consider all candidates identified through the processes described above, whether identified by the Committee or by a shareholder, and will evaluate each of them on the same basis.

As to each person a shareholder proposes to nominate for election as a director, our bylaws provide that the nomination notice must:

•
include the name, age, business address and principal occupation or employment of that person, the number of shares of Common Stock beneficially owned or owned of record by that person and any other information relating to that person that is required to be disclosed under Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related SEC rules and regulations; and

•	be accompanied by the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

The nomination notice must also include, as to that shareholder and the beneficial owner, if any, of Common Stock on whose behalf the nomination or nominations are being made:

•	the name and address of that shareholder, as they appear on our stock records and the name and address of that beneficial owner;

•	the number of shares of Common Stock which that shareholder and that beneficial owner own beneficially or of record;

•
a description of all arrangements and understandings between that shareholder or that beneficial owner and each proposed nominee of that shareholder and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by that shareholder;

•	a representation by that shareholder that he or she intends to appear in person or by proxy at that meeting to nominate the person(s) named in that nomination notice;

•
a representation as to whether that shareholder or that beneficial owner, if any, intends, or is part of a group, as Rule 13d-5(b) under the Exchange Act uses that term, which intends (1) to deliver a proxy statement and/or form of proxy to the holders of shares of Common Stock having at least the percentage of the total votes of the holders of all outstanding shares of Common Stock entitled to vote in the election of each proposed nominee of that shareholder which is required to elect that proposed nominee and/or (2) otherwise to solicit proxies in support of the nomination; and

•	any other information relating to that shareholder and that beneficial owner that is required to be disclosed under Section 14 of the Exchange Act and the related SEC rules and regulations.

To be timely for consideration at our 2016 Annual Meeting, a shareholder’s nomination notice must be received at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, addressed to our Corporate Secretary, not earlier than November 10, 2015 and not later than the close of business on January 9, 2016.

LEADERSHIP STRUCTURE AND BOARD RISK OVERSIGHT

We currently have a leadership structure that includes separate individuals serving as our Chief Executive Officer and Chairman of the Board. Our Board believes this structure is appropriate in the existing circumstances, as Messrs. McEvoy and Huff, our Chief Executive Officer and Chairman of the Board, respectively, currently serve our company in separate and distinct roles. Our Board believes it is appropriate to retain the flexibility to combine those two positions in the future, should future circumstances result in a situation in which our Board determines that such a combination is appropriate.

The members of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee include only persons whom the Board has affirmatively determined are independent. Accordingly, none of Messrs. McEvoy, Collins and Huff is a member of any of those Board committees. None of the Chairmen of our Board committees serves as chairman of more than one of those committees. As discussed above, our Board of Directors has determined that all members of the Audit Committee are audit committee financial experts as defined in the applicable rules of the SEC. Although our Board believes the current membership and leadership structure for our Board committees are appropriate in the existing circumstances, our Board also believes it is appropriate to retain the flexibility to change Board committee memberships and leadership structure in the future, should future circumstances warrant such a change in the view of our Board.

Our Board oversees our financial-related risks with the assistance of the Audit Committee and our risks associated with compensation policies and practices for executive officers and key employees with the assistance of the Compensation Committee. Our Compensation Committee considers, in establishing and reviewing compensation programs, whether the programs encourage unnecessary or excessive risk taking. Based on analyses conducted by management and discussed with the Compensation Committee, we do not believe that our compensation programs for our executives and other employees are reasonably likely to have a material adverse effect on us. Our Board believes that the current structure of our Audit Committee, with all members being independent and audit committee financial experts, and our Compensation Committee, with all members being independent, provides for an efficient and effective means of overseeing these risks. Our Board also oversees our strategic and operations-related risks. Our Board believes that the relative levels of experience and independence of our Board members, collectively, support the Board’s ability to effectively oversee these risks.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation Committee. None of our directors or executive officers are members of the same family.
CODE OF ETHICS

Our Board of Directors adopted a code of ethics that applies to our Chief Executive Officer, Executive Vice President (who serves as our principal financial officer), Chief Financial Officer (who serves as our principal accounting officer) and Treasurer, and a code of business conduct and ethics that applies to all our officers, directors and employees. Each is available on the Corporate Governance page in the Investor Relations section of our Web site (www.oceaneering.com). Any shareholder may obtain a printed copy of these codes from us upon request. Any change in or waiver of these codes of ethics will be disclosed on our Web site.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our Common Stock to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all our directors and executive officers complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act during 2014.
REPORT OF THE AUDIT COMMITTEE

The Audit Committee of Oceaneering International, Inc.’s Board of Directors is comprised of the three directors named below. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission rules and New York Stock Exchange listing standards. The Committee met eight times during the year ended December 31, 2014. The Committee reviewed and discussed with management and Ernst & Young LLP, Oceaneering’s independent registered public accounting firm, the interim financial information included in Oceaneering’s quarterly reports on Form 10-Q for the periods ended March 31, 2014, June 30, 2014 and September 30, 2014, prior to their being filed with the Securities and Exchange Commission. In addition, the Committee reviewed and discussed with management and Ernst & Young all of Oceaneering’s earnings releases in 2014 prior to the public release of those earnings releases.

The Committee reviewed and discussed with management and Ernst & Young Oceaneering’s consolidated financial statements for the year ended December 31, 2014. Members of management represented to the Committee that Oceaneering’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with Ernst & Young matters required to be discussed under the standards of the Public Company Accounting Oversight Board. The Committee also reviewed and discussed with management and Ernst & Young management’s report and Ernst & Young’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
Ernst & Young provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s independence, and the Committee discussed with Ernst & Young their independence from Oceaneering. The Committee concluded that Ernst & Young’s provision of non-audit services to Oceaneering and its affiliates is compatible with Ernst & Young’s independence.
Based on the Committee’s discussions with management and the independent auditors and the Committee’s review of the items referred to above, the Committee recommended to Oceaneering’s Board of Directors that Oceaneering’s audited consolidated financial statements as of and for the year ended December 31, 2014 be included in the Form 10-K for the year ended December 31, 2014 filed with the SEC.

Audit Committee Paul B. Murphy, Jr., Chairman D. Michael Hughes Harris J. Pappas

PROPOSAL 2
APPROVAL OF THE AMENDED AND RESTATED 2010 INCENTIVE PLAN
Our Board of Directors adopted the 2010 Incentive Plan of Oceaneering International, Inc. (“Original Incentive Plan”) on February 19, 2010 and our stockholders approved the Original Incentive Plan at the 2010 Annual Meeting. Our Board of Directors adopted the Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc. (the “Amended Incentive Plan”) on February 19, 2015, subject to the approval of our stockholders at the 2015 Annual Meeting.
We are asking our shareholders to approve the Amended Incentive Plan, effective as of the date of the 2015 Annual Meeting (the “Effective Date”), to preserve the deductibility under the Internal Revenue Code (the “Code”) of performance-based awards or bonuses paid to our Chief Executive Officer and our other executive officers. Section 162(m) of the Code denies an employer a tax deduction for certain compensation in excess of $1 million paid to “covered employees” of a publicly held corporation unless the compensation is qualified performance-based compensation. The regulations adopted under Section 162(m) of the Code generally require that shareholders approve the material terms of the performance-based goals, and that performance-based goals be submitted for reapproval no later than five years after the initial shareholder approval. Our shareholders initially approved the performance-based goals in the Original Incentive Plan when they approved the Original Incentive Plan approximately five years ago at our 2010 Annual Meeting. Oceaneering is not proposing, via the Amended Incentive Plan, any amendment to the performance-based goals as set forth in the Original Incentive Plan. The performance-based goals are described below under the caption “– Summary of the Amended Incentive Plan – Performance Awards.”
Modifications from the Original Incentive Plan reflected in the Amended Incentive Plan include reductions in the express limits on awards that can be granted to nonemployee directors during any one-year period to bring those limits more in line with Oceaneering’s actual award practices in recent years, as well various technical changes. Our shareholders are not being asked to approve an increase in the number of shares that may become subject to awards under the Amended Incentive Plan.
Our Board of Directors believes the Amended Incentive Plan will be important in achieving the benefits arising from ownership of shares of Common Stock by key employees of Oceaneering and its subsidiaries and by directors of Oceaneering. The Amended Incentive Plan is an important part of the compensation program for those eligible persons and we believe it will help us attract and retain highly qualified employees and directors. Share ownership through the Amended Incentive Plan will encourage the sense of proprietorship and create additional incentives for employees and directors to use their best efforts to contribute to the achievement of our long-term success. As noted above, approval of the Amended Incentive Plan will allow us to continue to make awards which are deductible under Code Section 162(m). The following description of the Amended Incentive Plan is a summary of various provisions and is qualified in its entirety by reference to the Amended Incentive Plan, which is attached to this Proxy Statement as Appendix A.
Summary of the Amended Incentive Plan
The Amended Incentive Plan is designed to help us attract and retain key employees and directors, to encourage the sense of proprietorship of those persons in our company and to stimulate the active interest of those persons in the development and financial success of Oceaneering and its subsidiaries. The Amended Incentive Plan is administered by the Compensation Committee of our Board of Directors (the “Committee”), except that our full Board of Directors administers awards for our nonemployee directors. The Amended Incentive Plan provides for various types of awards to be granted to participants. Under the Amended Incentive Plan, options to purchase shares of Common Stock and stock appreciation rights may be granted; however, per-share exercise prices cannot be less than the fair market value per share of our Common Stock on the date of grant. Options and stock appreciation rights must have fixed terms no longer than seven years. Repricing of options and stock appreciation rights is prohibited under the Amended Incentive Plan; similarly, options and stock appreciation rights may not be canceled in exchange for cash or other awards. In addition, the Amended Incentive Plan permits grants of shares of Common Stock or of rights to receive shares of Common Stock, or their cash equivalent or a combination of both, including restricted and unrestricted stock, on such terms as the Committee may determine. Any stock award which is not performance-based generally must be restricted for at least one year and earlier vesting of such stock award is limited to events of death, disability, retirement or Change of Control (as defined below). A stock award made in lieu of salary or bonus is not subject to the one-year restriction. The Amended Incentive Plan also provides for cash awards.

Shares Reserved. The Original Incentive Plan provided that the number of shares of Common Stock as to which awards may be granted was 3,200,000 shares when it was originally effective on May 7, 2010 (such number of shares being as adjusted to reflect a two-for-one stock split in the form of a stock dividend completed on June 10, 2011). The Original Incentive Plan also provided that the number of shares available for awards would be increased by the number of shares subject to awards that were previously outstanding under the 2005 Incentive Plan of Oceaneering International, Inc. (the “2005 Incentive Plan”) and that, subsequent to March 19, 2010, were canceled, terminated, forfeited or expired unexercised. From and after March 19, 2010, no further awards may be made under the 2005 Incentive Plan. After giving effect to that increase, and taking into account the shares subject to outstanding awards under the Original Incentive Plan and the provision described in the next paragraph, as of March 25, 2015, 1,546,919 shares of Common Stock are currently available for grant as future awards under the Amended Incentive Plan. As was the case with the 2005 Incentive Plan and the Original Incentive Plan, all shares of Common Stock available under the Amended Incentive Plan are available for incentive stock options under Section 422 of the Code.
As was the case with the Original Incentive Plan, shares of Common Stock that are the subject of awards under the Amended Incentive Plan that are canceled, terminated, forfeited or expire unexercised will again be available for awards under the plan.
There are no remaining awards outstanding under the 2005 Incentive Plan. The awards outstanding under the Original Incentive Plan include 861,787 shares subject to restricted stock and stock unit awards. For additional information on awards made and shares reserved under all our equity compensation plans, see the information under the caption “Equity Compensation Plan Information” in the “Compensation of Executive Officers” section of this proxy statement.
Although the Amended Incentive Plan allows for the grant of options and stock appreciation rights, we expect to continue to deliver long-term incentives through the grant of restricted stock, restricted stock units and performance units.
Award Limits. Under the Amended Incentive Plan, no employee may be granted, in any one-year period: options or SARs that are exercisable for more than 1,200,000 shares of Common Stock; stock awards covering more than 1,200,000 shares of Common Stock; or cash awards having a value greater than $10,000,000. No nonemployee director may be granted, in any one-year period: options or SARs that are exercisable for more than 100,000 shares of Common Stock; stock awards covering more than 50,000 shares of Common Stock; or cash awards having a value greater than $3,000,000.
Adjustments. The Amended Incentive Plan provides for appropriate adjustments in the number of shares of Common Stock subject to awards and available for future awards, as well as the maximum award limits under the Amended Incentive Plan, in the event of changes in our outstanding Common Stock by reason of a merger, stock split or certain other events.
Selection of Participants. The Committee selects the employee participants and determines the number and type of awards to be granted to each such participant, and the full Board of Directors makes the same determinations with respect to nonemployee directors. Participants who may be granted awards under the Amended Incentive Plan include any employee of Oceaneering or any of its subsidiaries and any nonemployee director of Oceaneering. As of December 31, 2014, Oceaneering and its subsidiaries collectively had approximately 12,400 employees, including nine executive officers of Oceaneering, and Oceaneering had six nonemployee directors. The Committee may delegate any of its authority to grant awards to employees who are not subject to Section 16(b) of the Securities Exchange Act of 1934 to the Board of Directors or to any other committee of the Board of Directors, provided such delegation is made in writing and specifically sets forth such delegated authority.
Awards may be granted as alternatives to or in replacement of (1) awards outstanding under the Amended Incentive Plan or any other plan or arrangement of Oceaneering or any of its subsidiaries, or (2) awards outstanding under a plan or arrangement of a business or entity all or part of which is acquired by Oceaneering or any of its subsidiaries; provided, however, that except for adjustments to account for certain corporate transactions, the grant price of any option or stock appreciation right will not be decreased, including by means of issuance of a substitute option or stock appreciation right with a lower grant price or by exchange of an option or stock appreciation right for cash or other awards. The Committee may include provisions in awards for the payment or crediting of interest or dividend equivalents, including converting those credits into deferred share equivalents.
Stock Options. The Committee determines, in connection with each option granted to employees, the exercise price, whether that price is payable in cash (and whether that may include proceeds of a sale assisted by a third party) or shares of Common Stock or both, the terms and conditions of exercise, the expiration date, whether the option will qualify as an incentive stock option under the Code or a nonqualified stock option, restrictions on transfer of the option, and other provisions not inconsistent with the Amended Incentive Plan. The term of an option will not exceed seven years from the date of grant.

The full Board of Directors makes the same determinations with respect to nonqualified options granted to nonemployee directors.
Stock Appreciation Rights. The Committee is authorized to grant stock appreciation rights, or SARs, to employees and the full Board of Directors may grant SARs to nonemployee directors. Every SAR entitles the participant, on exercise of the SAR, to receive in cash or shares of Common Stock a value equal to the excess of the fair market value of a specified number of shares of Common Stock, at the time of exercise, over the exercise price established by the Committee or Board of Directors, as applicable. The term of a SAR will not exceed seven years from the date of grant. A SAR may be granted in tandem with an option, subject to such terms and restrictions as established by the Committee or Board of Directors, as applicable.
Stock Awards and Cash Awards. The Amended Incentive Plan authorizes the Committee to grant employees stock awards (consisting of shares of Common Stock or of a right to receive shares of Common Stock, or their cash equivalent or a combination of both, in the future) and cash awards, and the Board of Directors is authorized to make such grants to nonemployee directors. Those awards may be subject to the terms and conditions, restrictions and contingencies, not inconsistent with the Amended Incentive Plan, as may be determined by the Committee or Board of Directors, as applicable. Among other things, stock awards and cash awards under the Amended Incentive Plan can be conditioned on the achievement of single or multiple performance goals.
Performance Awards. Any award available under the Amended Incentive Plan may be made as a performance award. Performance awards not intended to qualify as qualified performance-based compensation under Code Section 162(m) will be based on achievement of such goals and will be subject to such terms, conditions and restrictions as the Committee (or the Board of Directors with respect to nonemployee director awards) will determine. Performance awards granted under the Amended Incentive Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) will be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective performance goals established by the Committee. The performance goals may be cumulative, annual or end-of-performance period goals, may be relative to a peer group or based on changes or maintenance relative to stated values, and may be based on any one or more of the following measures: absolute and/or relative return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenues); absolute or relative safety performance or measurements; book value per share; cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments); controlling or reducing various business costs; credit rating; customer satisfaction; debt to capital ratio; earnings or derivatives thereof (including, but not limited to, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and earnings per share); economic value added (or an equivalent measure); gross operating or net margins; income (including, but not limited to, operating income and net income); maintaining certain levels of debt and interest expense; market share; revenue; and stock price measure (including, but not limited to, stock price, growth measure and total stockholder return). Unless otherwise stated, a performance goal need not be based on an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).
The performance measures described above are included in the Amended Incentive Plan to enable the Committee to make stock awards or cash awards that qualify as qualified performance-based compensation under Code Section 162(m). The Committee can satisfy such requirements by, among other things, including provisions in awards that will make them payable solely on account of the attainment of one or more pre-established, objective performance goals based on performance measures that have been approved by our stockholders. Although the Committee does not have to include such provisions in awards, the inclusion of such provisions and compliance with certain other requirements of Code Section 162(m) would enable us to take a tax deduction for the related compensation that we might not otherwise be able to take.
Director Awards. The Board of Directors may grant nonemployee directors of Oceaneering generally awards in accordance with the same terms governing all other awards under the Amended Incentive Plan; provided, however, that incentive stock options may not be granted to nonemployee directors.
Accelerated Vesting on a Change of Control. The treatment of awards on the occurrence of a Change of Control will be determined in the sole discretion of the Committee or the Board of Directors and will be described in the applicable award agreements. Such treatment may include the acceleration of vesting or the lapse of restrictions on the occurrence of a Change of Control or upon termination of employment following a Change of Control. In general, for purposes of the Amended Incentive Plan, a “Change of Control” is defined as occurring if:

(a)
any person (other than a trustee or other fiduciary holding securities under an employee benefit plan of Oceaneering or a corporation or other entity owned, directly or indirectly, by the stockholders of Oceaneering in substantially the same proportions as their ownership of Oceaneering stock) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 20% or more of the combined voting power of our outstanding voting securities, other than through the purchase of voting securities directly from a private placement by us; or

(b)
the members of our Board as of the Effective Date, or subsequent members (other than a director designated by a person who has entered into an agreement with Oceaneering to effect any of the transactions described in clause (a), (c), (d) or (e) of this Change of Control definition) approved by at least two-thirds of the current members, no longer comprise a majority of our Board; or

(c)
our company is merged or consolidated with another corporation or entity, and our shareholders own less than 60% of the outstanding voting securities of the surviving or resulting corporation or entity; or

(d)	the consummation of either a tender offer or exchange offer by a person other than us for the ownership of 20% or more of our voting securities; or

(e)	there has been a disposition of all or substantially all of our assets;
provided, however, that, regardless of the occurrence of one of the events described above, no Change of Control will be deemed to have occurred:

(i)
by virtue of any transaction which results in a participant, or a group that includes a participant, acquiring more than 20% of either the combined voting power of Oceaneering’s outstanding voting securities or the voting securities of any other corporation or entity which acquires all or substantially all of the assets of Oceaneering, whether by way of merger, consolidation, sale of such assets or otherwise; or

(ii)	unless the event would be considered a “change of control” under Code Section 409A.
Transferability. Except as otherwise specified in a participant’s award agreement, no award granted pursuant to, and no right to payment under, the Amended Incentive Plan will be assignable or transferable by a participant except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and any right granted under the Amended Incentive Plan will be exercisable during a participant’s lifetime only by the participant or by the participant’s guardian or legal representative.
Duration; Plan Amendments. The Amended Incentive Plan has a term of ten years from the date of stockholder approval. The Board of Directors may at any time amend, suspend or terminate the Amended Incentive Plan (and the Committee may amend or modify an award agreement) but in doing so cannot materially adversely affect any outstanding award without the participant’s written consent or make any amendment without stockholder approval, to the extent such stockholder approval is required by applicable legal requirements. If the stockholders of Oceaneering fail to approve the Amended Incentive Plan at this annual meeting, the Amended Incentive Plan will be of no force and effect and the Original Incentive Plan will continue in force and effect. However, future performance-based awards made to our Chief Executive Officer and other executive officers under the Original Plan may not be deductible under the Code.
Certain Federal Income Tax Consequences of Awards Under the Amended Incentive Plan
The following summary is based on current interpretations of existing federal income tax laws. The discussion below is not purported to be complete, and it does not discuss the tax consequences arising in the context of the participant’s death or the income tax laws of any locality, state or foreign country in which a participant’s income or gain may be taxable.
Options. Some of the options issuable under the Amended Incentive Plan may constitute “incentive stock options” within the meaning of Code Section 422, while other options granted under the Amended Incentive Plan may be nonqualified stock options. The Code provides for special tax treatment of stock options qualifying as incentive stock options, which may be more favorable to employees than the tax treatment accorded nonqualified stock options. On grant of either form of option, the optionee will not recognize income for tax purposes and Oceaneering will not receive any deduction. Generally, on the exercise of an incentive stock option, the optionee will recognize no income for U.S. federal income tax purposes. However, the difference between the exercise price of the incentive stock option and the fair market value of the shares at the time of exercise is a tax preference item that may require payment of an alternative minimum tax. On the sale of shares of Common Stock acquired by exercise of an incentive stock option (assuming that the sale does not occur within two years of the date of grant of the option or within one year from the date of exercise), any gain will be taxed to the optionee as long-term capital gain. In contrast, on the exercise of a nonqualified option, the optionee recognizes taxable income (subject to withholding) in an amount equal to the difference between the fair market value of the shares of Common Stock acquired on the date of exercise and the exercise price. On any sale of those shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the nonqualified option will be treated generally as capital gain or loss. No deduction is available to Oceaneering on the exercise of an incentive stock option (although a deduction may be available if the employee sells the shares acquired on exercise before the applicable holding period expires); however, on exercise of a nonqualified stock option, Oceaneering is entitled to a deduction in an amount equal to the income recognized by the employee. Except in the case of the death or disability of an optionee, an optionee has three months after termination of employment in which to exercise an incentive stock option and retain favorable tax treatment on exercise. An option exercised more than three months after an optionee’s termination of employment other than on death or disability of an optionee cannot qualify for the tax treatment accorded incentive stock options. Any such option would be treated as a nonqualified stock option for tax purposes.
Stock Appreciation Rights. The amount of any cash or the fair market value of any shares of Common Stock received by the holder on the exercise of SARs under the Amended Incentive Plan will be subject to ordinary income tax in the year of receipt, and Oceaneering will be entitled to a deduction for that amount.
Stock Awards. A grant of shares of Common Stock that is not subject to vesting restrictions will result in taxable income for federal income tax purposes to the participant at the time of grant in an amount equal to the fair market value of the shares. A grant of a right to receive shares of Common Stock or cash in lieu of the shares will result in taxable income for federal income tax purposes to the participant at the time the award is settled in an amount equal to the fair market value of the shares or the amount of cash awarded. Oceaneering will be entitled to a corresponding deduction at that time for the amount included in the participant’s income.
Generally, a grant of shares of Common Stock under the Amended Incentive Plan subject to vesting and transfer restrictions will not result in taxable income to the participant for federal income tax purposes or a tax deduction to Oceaneering in the year of grant. The value of the shares will generally be taxable to the participant as compensation income in the year in which the restrictions on the shares lapse. Such value will be the fair market value of the shares as to which the restrictions lapse on the date those restrictions lapse. Any participant, however, may elect pursuant to Code Section 83(b) to treat the fair market value of the restricted shares on the date of grant as compensation income in the year of grant, provided the Committee permits the election and the participant makes the election pursuant to Code Section 83(b) within 30 days after the date of grant. In any case, Oceaneering will receive a deduction for federal income tax purposes corresponding in amount to the amount of compensation included in the participant’s income in the year in which that amount is so included.
A participant’s tax basis in vested shares of Common Stock purchased under the Amended Incentive Plan is equal to the sum of the price paid for the shares, if any, and the amount of ordinary income recognized by the participant on the transfer of vested shares. The participant’s holding period for the shares begins just after the transfer to the participant of vested shares. If a participant sells shares, any difference between the amount realized in the sale and the participant’s tax basis in the shares is taxed as long-term or short-term capital gain or loss (provided the shares are held as a capital asset on the date of sale), depending on the participant’s holding period for the shares.
Cash Awards. Cash awards under the Amended Incentive Plan are taxable income to the participant for federal income tax purposes at the time of payment. The participant will have compensation income equal to the amount of cash paid, and Oceaneering will have a corresponding deduction for federal income tax purposes.
Certain Tax Code Limitations on Deductibility. In order for Oceaneering to deduct the amounts described above, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability to obtain a deduction for future payments under the Amended Incentive Plan could also be limited by Code Section 280G, which provides that certain excess parachute payments made in connection with a change of control of an employer are not deductible. The ability to obtain a deduction for amounts paid under the Amended Incentive Plan could also be affected by Code Section 162(m), which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees to $1 million during any taxable year. However, certain exceptions apply to this limitation in the case of qualified performance-based compensation. It is intended that the approval of the Amended Incentive Plan by our stockholders will satisfy the stockholder approval requirement for the performance-based exception and we will be able to comply with the requirements of the Code and Treasury Regulation Section 1.162-27, as it relates to the grant and payment of certain performance-based awards (including options and SARs) under the Amended Incentive Plan, so as to be eligible for the performance-based exception. In certain cases, Oceaneering may determine it is in its best interests to not satisfy the requirements for the performance-based exception.

Code Section 409A. Code Section 409A generally provides that deferred compensation subject to Code Section 409A that does not meet the requirements for an exemption from Code Section 409A must satisfy specific requirements, both in operation and in form, regarding: (1) the timing of payment; (2) the election of deferrals; and (3) restrictions on the acceleration of payment. Failure to comply with Code Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on the deferred amounts included in the participant’s income. We intend to structure awards under the Plan to be exempt from or comply with Code Section 409A.
Awards Granted Under the Amended Incentive Plan
The benefits that will be received under the Amended Incentive Plan by particular individuals or groups are not determinable at this time. Although not necessarily indicative of future grants that may be made under the Amended Incentive Plan, please see the “Grants of Plan-Based Awards” table below with respect to awards of restricted stock units and performance units to Named Executive Officers in 2014.
Vote Required and Board Recommendation
In accordance with our bylaws, the adoption of the proposal to approve the Amended Incentive Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this proposal at the 2015 Annual Meeting. Because abstentions are counted as present for purposes of the vote on this proposal but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on the vote.
The Board of Directors urges the stockholders to vote FOR approval of the Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc. The persons named in the accompanying proxy intend to vote such proxy FOR approval of the Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc., unless a contrary choice is set forth thereon or unless an abstention or broker “non-vote” is indicated thereon.

PROPOSAL 3
ADVISORY VOTE ON A RESOLUTION TO APPROVE
THE COMPENSATION OF OCEANEERING’S NAMED EXECUTIVE OFFICERS

As required by Section 14A(a)(1) of the Exchange Act, we are providing our shareholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

In making compensation decisions, the Compensation Committee of our Board of Directors considers all elements of compensation when setting each element of compensation. The Compensation Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan value against a combination of available information from the most recent proxy statements of a peer group of publicly traded companies and survey data from the energy and general industries.

As described in detail under the “Compensation Discussion and Analysis,” section of this Proxy Statement below, our compensation program for Named Executive Officers is designed to attract, retain and motivate key executives and to deliver a competitive package that is aligned with our shareholders’ interests, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

A significant portion of our compensation program is delivered through variable compensation elements that are tied to key performance objectives. Generally, at least one-half of the total direct compensation (annual salary, annual incentives and long-term incentives) of our Named Executive Officers is performance-based and more than one-half of the estimated grant date value of their long-term incentive awards is performance-based.

Achievement of specific financial goals for the period of 2012 - 2014 resulted in long-term incentive performance unit cash payouts for 2014 at maximum levels for all participating employees. Our 2014 financial results resulted in achievement of annual incentives for our Named Executive Officers in line with target levels and for all participating employees at approximately 88% of target levels. We reported record earnings for 2014 and record earnings for ten of the last eleven years, including each of the last five years. In addition to our record earnings in 2014, other highlights for the year include:

•	attaining higher operating income in 2014 than in 2013 in all four of our oilfield business segments and record levels of operating income in three of those business segments;

•
returning $700 million to our shareholders in 2014 by repurchasing 8.9 million shares, or approximately 8%, of our common stock outstanding at the end of 2013, thereby completing our 2010 stock repurchase program, and increasing our regular quarterly dividends 23% to $0.27 per common share;

•	making substantial investments in opportunities to expand our business, with 2014 capital expenditures of approximately $427 million (including $40 million on acquisitions);

•	more than doubling our committed bank facilities to $800 million, consisting of a $500 million revolver and $300 million three-year delayed-draw term loan;

•	issuing $500 million of ten-year senior notes through a public offering, to add a layer of long-term debt to our balance sheet and achieve a more efficient capital structure; and

•	ending the year with a balance sheet that remains appropriately capitalized, with approximately $431 million of cash, $750 million of debt and $1.7 billion of equity.

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of Named Executive Officers as described in this Proxy Statement in accordance with the rules of the SEC. As an advisory vote, it is not binding. However, our Board of Directors and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

Accordingly, we ask our shareholders to vote on the following resolution:
RESOLVED, that Oceaneering’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in Oceaneering’s Proxy Statement for its 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other compensation-related tables and accompanying narrative disclosures.
In accordance with our bylaws, the adoption of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the proposal at the 2015 Annual Meeting of Shareholders. Because abstentions are counted as present for purposes of the vote on this proposal, but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on this vote.
Our Board of Directors unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement. The persons named in the accompanying proxy intend to vote such proxy FOR approval of the compensation of our Named Executive Officers unless a choice is set forth therein or unless an abstention or broker “non-vote” is indicated therein.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and company performance goals and measures. These goals and measures are disclosed in the limited context of Oceaneering’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Oceaneering cautions investors not to apply these statements to other contexts.

The following Compensation Discussion and Analysis, or “CD&A,” provides information regarding the compensation programs in place for our current Chief Executive Officer, our Executive Vice President, who serves as our principal financial officer, and our three other most highly compensated executive officers during 2014. We refer to these five individuals in this Proxy Statement as the “Named Executive Officers.” This CD&A includes information regarding, among other things, the objectives of our compensation program, the achievements that the compensation program is designed to reward, the elements of the compensation program (including the reasons why we employ each element and how we determine amounts paid) and how each element fits into our overall compensation objectives. As used in this CD&A, references to the “Committee” mean the Compensation Committee of our Board of Directors.

Executive Summary

Our executive compensation program is designed to attract, retain and motivate key executives and to deliver a competitive package to our Named Executive Officers that is aligned with our shareholders’ interests, as demonstrated by the following:

•
the primary components of our compensation program consist of annual base salary, annual incentives, long-term incentives and retirement plans which are designed in the aggregate to provide opportunity which is competitive with the 50th percentile of a peer group and survey data identified by a compensation consultant retained by the Committee;

•
a significant portion of the program is delivered through variable compensation elements that are tied to key performance objectives of Oceaneering. Generally, at least one-half of the total direct compensation (annual salary, annual incentives and long-term incentives) is performance-based and more than one-half of the estimated grant date value of long-term incentive awards is performance-based; and

•
our 2014 financial results and the achievement of specific financial goals for the period of 2012 - 2014 resulted in, respectively, annual incentive payouts for our Named Executive Officers in line with target levels and for all participating employees at approximately 88% of target levels, and long-term incentive performance unit payouts for all participating employees at maximum levels. We reported record earnings for 2014 and for ten of the last eleven years, including each of the last five years.

In 2014, the compensation consultant retained by the Committee performed an assessment of:

•	the competitiveness of cash compensation, equity awards and retirement benefits provided to our Named Executive Officers relative to our peer group and the compensation consultant’s survey data; and

•	Oceaneering’s performance in 2013 and 2011 - 2013 relative to our peer group with regard to the following financial metrics:

◦	revenue growth;

◦	net income growth;

◦	earnings-per-share growth;

◦	cash flow margin;

◦	return on invested capital; and

◦	total shareholder return.

The compensation consultant assessed that the total annual value of the above-described primary components of our compensation program for our Named Executive Officers in the aggregate was competitively positioned near the median of the peer group data used by the compensation consultant. The compensation consultant compared Oceaneering’s one- and three-year financial performance as compared to the peer group for the metrics listed above. The compensation consultant assessed that the average of Oceaneering’s performance across all the above metrics for one- and three-year periods ended December 31, 2013 was at the 83rd and 85th percentiles, respectively, of the peer group and, when measuring one- and three-year total shareholder return, was at the 94th and 100th percentiles, respectively, of the peer group.

Compensation Philosophy and Objectives
Our executive compensation program is designed to attract and retain key executives, motivate them to achieve our short-term and long-term objectives without subjecting us to excessive and unnecessary risks, and reward them for superior performance. We use several different compensation elements in the executive compensation program which are geared to both our short-term and long-term performance. The following principles influence the design and administration of our executive compensation program.
Compensation Should Be Related to Performance
The Committee and our Board of Directors believe that a significant portion of a Named Executive Officer’s direct compensation should be tied to overall company performance and measured against financial goals and objectives.
Under the performance-based portions of our compensation arrangements, our basic philosophy is that, in years when performance is better than the objectives established for the relevant performance period, Named Executive Officers should be paid more than the target awards and, when our performance does not meet planned objectives, incentive award payments should be less than such targets, in the absence of unusual circumstances.
Compensation Programs Should Motivate Executives to Remain With Us
We believe that there is significant value to our shareholders for Named Executive Officers to remain with our company over time. Our business is built significantly by executives who can develop and maintain customer relationships over time. Also, value is built by executives who understand the unique business and technical aspects of our industry. For these reasons, a significant element of our historical executive compensation arrangements has been long-term incentive compensation arrangements, with awards that have provided for vesting over several years. In addition, we provide our executive officers with some financial security in the event of a change of control, to promote long-term retention. We also provide for long-term benefits through retirement plans (see “– Post-Employment Compensation Programs” below).
Incentive Compensation Should Represent a Significant Part of an Executive’s Total Direct Compensation
We believe that the portion of a Named Executive Officer’s total compensation that varies with our overall performance objectives should increase as the scope and level of the individual’s business responsibilities and role in the organization increase. We believe that generally at least one-half of the total direct compensation (the sum of annual base salary, annual incentive bonus and long-term incentive compensation) of the Named Executive Officers should be at risk against short- and long-term performance goals, and our Chief Executive Officer should be subject to a greater amount of such risk than other Named Executive Officers.
Incentive Compensation Should Balance Short-Term and Long-Term Performance
We strive to maintain an executive compensation program that balances short-term, or annual, results and long-term results. To reinforce the importance of this balancing, we regularly provide the Named Executive Officers both annual and long-term incentives. We believe we should avoid disproportionately large short-term or annual incentives that could encourage the Named Executive Officers to take excessive and unnecessary risks. The value for participants in our long-term incentive plans generally increases at higher levels of responsibility, as executives in these leadership roles have the greatest influence on our strategic direction and results over time.

The Committee’s approach to long-term incentives is to make awards of service-based restricted stock units and performance units to our executive officers and other key employees. Assuming restricted stock value based on grant date value established by the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 – Stock Compensation (“FASB ASC Topic 718”) and performance units notionally valued at $100 per unit for achievement of performance goals at target level, the Committee believes that the performance units should account for more than one-half of the total annual long-term incentive compensation of the Named Executive Officers and the service-based restricted stock units should account for the balance. The Committee believes that this approach promotes our philosophy of rewarding executives for growing shareholder value over time. Upon vesting, settlement of the restricted stock units will be made in shares of our Common Stock, with some shares withheld to satisfy withholding tax requirements. Upon vesting, the value of the performance units will be paid in cash.

Compensation Levels Should Be Competitive

The Committee reviews competitive compensation information as part of its process in establishing total direct compensation and retirement plan values that are competitive. In making compensation decisions, the Committee considers all elements of compensation when setting each element of compensation. The Committee assesses each element of base salary, annual incentive bonus, long-term incentive compensation and retirement plan values against a combination of available information from the most recent proxy statements of a peer group of publicly traded companies and survey data from the energy and general industries.
The Role of the Compensation Committee

The Committee has the primary authority to establish compensation for the Named Executive Officers and other key employees and administers all our executive compensation plans and agreements. The Committee annually reviews corporate goals and objectives, and sets the compensation levels for Named Executive Officers based on the Committee’s evaluation. Our Chief Executive Officer assists the Committee by providing annual recommendations regarding the compensation of the Named Executive Officers and other key employees, excluding himself. The Committee can exercise its discretion in modifying or accepting these recommendations. The Chief Executive Officer attends Committee meetings. However, the Committee also meets in executive session without the Chief Executive Officer or other members of management present.

The Committee reviews comparative compensation information compiled by a compensation consultant as described in
“– The Role of the Compensation Consultant” below; however, the Committee does not base its decisions on targeting compensation to specific benchmarks. Comparative compensation is one factor used by the Committee in making its compensation decisions. Overall, however, our compensation program for Named Executive Officers is intended to create a total compensation opportunity that, on average, is competitive with the 50th percentile in the aggregate of appropriate competitive comparative compensation for a Named Executive Officer as discussed in “– The Role of the Compensation Consultant” below. For additional information regarding the role and responsibility of the Committee, see “Committees of the Board – The Compensation Committee” above.
Impact of 2014 Say-on-Pay Vote on Executive Compensation
In approving the 2015 compensation of the Named Executive Officers who are continuing as executive officers, the Committee reviewed the vote on the say-on-pay proposal at the 2014 Annual Meeting of Shareholders. Approximately 96% of the votes cast on the say-on-pay proposal at that meeting were voted in favor of the proposal. The Committee believes this affirms shareholders’ support of Oceaneering’s approach to executive compensation. Accordingly, the Committee did not adopt any specific changes based on the vote. The Committee will continue to consider the outcome of Oceaneering’s say-on-pay votes when making future compensation decisions for Named Executive Officers. The Committee expects to continue to hold the advisory vote to approve named executive officer compensation every year.
The Role of the Compensation Consultant

In 2014, the Committee retained Mercer (the “Compensation Consultant”) to: (1) review the peer group of companies used for comparison purposes in 2013 and assess its continued validity; (2) conduct a review of our total direct compensation and value provided under the retirement plan programs for the Named Executive Officers and other key employees relative to proxy statement data of the peer group of companies and survey data; (3) conduct a pay-for-performance analysis to assess the alignment of Chief Executive Officer pay and company performance for Oceaneering and the peer group of companies identified; (4) assess Oceaneering’s compensation for nonemployee directors relative to compensation programs of a peer group of companies; and (5) assist in assessment of potential excise taxes pursuant to Section 4999 of the Internal Revenue Code assuming a change of control occurred on December 31, 2014. The Committee has engaged the Compensation Consultant to assist the Committee since 2004. In 2014, the Committee made the decision to continue the engagement of the Compensation Consultant and approved the compensation and other terms of engagement for the Compensation Consultant, in each case without reliance on any recommendation from management. The Compensation Consultant’s only work for Oceaneering in 2014 was at the direction of the Committee, except for non-executive compensation advice provided in 2014, for which the Compensation Consultant and its affiliated companies were paid approximately $156,083. The Committee considered this and other factors in its recent assessment of the independence of the Compensation Consultant, in light of recently adopted SEC rules and NYSE listing standards, and concluded that the Compensation Consultant’s work for the Committee does not raise any conflict of interest.

The Compensation Consultant assessed the continuing validity of the peer group of companies used for comparison purposes in the review it conducted for the Committee in 2013 and recommended a list of 17 publicly traded companies as the peer group for comparison purposes in 2014 (collectively, the “Compensation Peer Group”). The Compensation Peer Group is comprised of the same companies utilized as the peer group in 2013.

The companies included in the Compensation Peer Group were approved for inclusion by the Committee, primarily due to their operational focus broadly within the oilfield services industry and the belief that we compete with these companies for talent and for stockholder investment. The companies comprising the Compensation Peer Group were:

Bristow Group Inc.	Helix Energy Solutions Group, Inc.	Rowan Companies, Inc.
Cameron International Corporation	Key Energy Services, Inc.	Superior Energy Services, Inc.
Diamond Offshore Drilling, Inc.	McDermott International, Inc.	Tidewater Inc.
ENSCO plc	National Oilwell Varco, Inc.	Transocean Ltd.
Exterran Holdings, Inc.	Noble Corporation plc	Weatherford International Ltd.
FMC Technologies, Inc.	Oil States International, Inc.

The sources of the survey data used by the Compensation Consultant were (1) the 2014 Executive Remuneration Suite, which combines all of the Compensation Consultant’s executive compensation survey data, as well as client data submissions, for a variety of executive-level positions in which approximately 2,700 organizations participated; (2) the Compensation Consultant’s 2014 Total Compensation Survey for the Energy Sector, which reports pay for all segments of the energy business for a variety of executive-level positions in which approximately 325 organizations participated; and (3) the 2014 Survey Report on Top Management Compensation prepared by Towers Watson & Co., which features data across multiple industries and geographies for a variety of executive positions in which approximately 450 organizations participated (collectively, the “Compensation Surveys”).

The Compensation Consultant identified the 25th, 50th and 75th percentiles for base salary, annual bonus incentive, long-term incentive compensation and retirement plan value, individually and in the aggregate for the comparable position of each of our Named Executive Officers from a blend of compensation information identified for the Compensation Peer Group from the most recent proxy statements filed with the SEC as of September 2014 by the companies comprising the Compensation Peer Group (weighted at 50%) and from the Compensation Surveys (weighted at 50% with each component weighted equally), except that the Compensation Peer Group information was used exclusively for evaluating retirement plan value, as retirement plan value information was not available in the Compensation Surveys. The Compensation Consultant presented this and other information to the Committee at the Committee’s regularly scheduled meeting in November 2014. The Compensation Consultant made a similar presentation to the Committee in October 2013.
2014 Executive Compensation Components
For 2014, the primary components of our compensation program for Named Executive Officers were:

•	annual base salary;

•	annual incentive awards paid in cash;

•	long-term incentive programs comprised of restricted stock units and performance units; and

•	retirement plans.
Pay-for-Performance

The Compensation Consultant assessed that, for our Named Executive Officers in the aggregate, the total direct compensation (the sum of annual base salary, annual incentive awards and long-term incentives) was aligned with the median of the relevant market data and the total compensation annual value (the sum of total direct compensation and retirement plans value) was competitively positioned near the median of the market data. This assessment was based on the Compensation Surveys and Compensation Peer Group disclosure data (for total direct compensation), and Compensation Peer Group disclosure data (for total annual compensation value), discussed in “– The Role of the Compensation Consultant” above.

The Compensation Consultant assessed Oceaneering’s performance in 2013 and 2011 - 2013 relative to the Compensation Peer Group with regard to the following metrics:

•	revenue growth;

•	net income growth;

•	earnings-per-share growth;

•	cash flow margin;

•	return on invested capital; and

•	total shareholder return.

The Compensation Consultant compared Oceaneering’s one- and three-year financial performance as compared to the Compensation Peer Group for the above metrics. The Compensation Consultant assessed that the average of Oceaneering’s performance across all the above metrics for one- and three-year periods ended December 31, 2013 was at the 83rd and 85th percentiles, respectively, of the Compensation Peer Group and, when measuring one- and three-year total shareholders return, was at the 94th and 100th percentiles, respectively, of the Compensation Peer Group.
Annual Base Salary

The Committee generally considers base salary levels annually, as well as upon a promotion or significant change in job responsibility. Each year, our Chief Executive Officer recommends base salaries for the other Named Executive Officers based on historical levels of base salaries and general market movement, with adjustments he subjectively deems appropriate based on the overall performance of the Named Executive Officer, including a review of contributions and performance, over the past year. In reviewing the Chief Executive Officer’s recommendations and in deciding base salaries for all Named Executive Officers, the Committee considers each officer’s level of responsibility, experience, tenure, performance and the comparative compensation information provided by the Compensation Consultant. The Committee’s evaluation of each Named Executive Officer also takes into account an evaluation of Oceaneering’s overall performance. In February 2014, the Committee approved salary increases which took effect as of January 1, 2014 of 5.1% for Mr. McEvoy and ranging from 4.4% to 6.7% for the other Named Executive Officers.
Annual Incentive Awards Paid in Cash

In late February or early March of each year, the Committee approves a performance-based annual cash bonus award program under a shareholder-approved Incentive Plan for our executive officers. The cash bonus award opportunities under that program for our Named Executive Officers with company-wide responsibility have generally been based on a comparison of our net income for the year to target net income for that year; for Named Executive Officers with service or product line responsibility, cash bonus award opportunities have generally been based 50% on the foregoing measure and 50% on a comparison of the operating income for the year achieved by the respective service or product lines for which such Named Executive Officers had responsibility to the target operating income of such service or product lines for the year. For participating employees other than executive officers, the cash bonuses have generally been based on the level of achievement of a combination of our net income, financial and non-financial goals of our applicable profit center for that employee, and individual goals. For each participant, the maximum award achievable is an approved percentage of the participant’s annual salary determined by the Committee. In late February or early March of each year, the Committee also approves the final bonus amounts under the cash bonus award program for the previous year.

In February 2014, the Committee approved a cash bonus award program for 2014. Under this program, bonuses were determined: (i) for a Named Executive Officer with company-wide responsibility, such as Messrs. McEvoy, Migura, Larson and Gerner, by a comparison of our net income in calendar year 2014 to target net income for that year; and (ii) for a Named Executive Officer with service or product line responsibility, such as Mr. Kerins, 50% by the foregoing measure and 50% by a comparison of the operating income for calendar year 2014 achieved by the service or product line for which the Named Executive Officer had responsibility to the target operating income for such service or product line. The cash payout under the program for each Named Executive Officer was a specified percentage of that executive’s base salary effective as of January 31, 2014. As recommended by our Chief Executive Officer and approved by the Committee, the target amount for our net income in 2014 was $436 million, an amount that was 17% more than the net income we achieved in 2013 and near the middle of our then-published earnings-per-share guidance range for 2014. The Named Executive Officers in the program for 2014 and their respective target payouts as a percentage of base salary were: Mr. McEvoy – 150%; Mr. Migura – 125%; Mr. Larson – 100%; Mr. Gerner – 70%; and Mr. Kerins – 80%. In 2014, approximately one-third of the targeted annual and long-term performance-based incentive compensation of the Named Executive Officers was attributable to annual incentive performance goals.

The “OII Executive” table below notes the percentage of target payout under the program for the percentage of target net income achieved. The “Group Executive” table below notes the percentage of target payout under the program for the percentage of target operating income achieved for a service or product line. The percentage of target payout to each of Messrs. McEvoy, Migura, Larson and Gerner is determined by reference solely to the “OII Executive” table below. The percentage of target payout to Mr. Kerins is determined by reference to both the “OII Executive” table and, for the Remotely Operated Vehicle service line, the “Group Executive” table and averaging the resulting values. The Committee had the discretion to award an amount less than that calculated.

In February 2015, the Committee approved final bonus amounts under the annual cash bonus award program for 2014. Oceaneering achieved net income for 2014 that was in line with the target performance goal for 2014 and the Committee awarded amounts to the Named Executive Officers under our 2014 Cash Bonus Award Program that are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below. The awards reflected the Committee’s determination of the attainment of such performance goals, which, for Messrs. McEvoy, Migura, Larson and Gerner, was 2% less than the target performance goal for 2014 and, for Mr. Kerins, was 3% less than the target performance goal for 2014.

Long-Term Incentive Compensation

Since 2006, the Committee has decided to refrain from using an annual award of stock options as an employee compensation element for our executive officers and other employees for the foreseeable future and to instead use annual grants of service-based restricted stock unit awards and performance unit awards. Accordingly, no stock options were awarded in 2014. In April 2009, the Committee adopted a policy that Oceaneering will not provide U.S. federal income tax gross-up payments to any of its directors or executive officers in connection with future awards of restricted stock or stock units (although, as discussed below under “– Change-of-Control Agreements,” the Level I Change-of-Control Agreements we have had with two of our Named Executive Officers since 2001 provide for tax gross-ups for federal excise taxes on so-called “parachute payments,” which could apply to such future awards). There are no outstanding incentive awards that, by their terms, provide for tax gross-up payments.

In deciding upon a methodology for determining the elements of our long-term incentive program, the Committee established the following objectives:

•	deliver competitive economic value;

•	reduce annual share utilization;

•	preserve the alignment of the executive’s financial and shareholding interest with those of our shareholders, generally;

•	attract and retain executives and other key employees;

•	focus management attention on specific performance measures that have a strong correlation with the creation of shareholder value; and

•	provide that generally at least one-half of an executive’s total direct compensation is performance-based.

In order to achieve these objectives in 2014, the Committee decided to continue to utilize our long-term incentive program, which delivers value through two vehicles: restricted stock unit awards; and performance unit awards. The Committee expects to continue its practice of considering these long-term incentive awards in late February or early March of each year. Long-term incentive awards to new employees or in connection with other events such as promotions are considered at the next scheduled Committee meeting after the hire date or after the event occasioning the consideration of the award.

In February 2014, performance unit and service-based restricted stock unit awards were granted to the Named Executive Officers. At the notional value of $100 per performance unit for achievement of performance goals at target level, the performance unit awards comprised an estimated 60% of the estimated grant date total value of the long-term incentive awards to the Named Executive Officers. The restricted stock units are scheduled to vest in full on the third anniversary of the award date, subject to earlier vesting if the employee meets specified age or age and years-of-service requirements or in the event of the termination or constructive termination of an employee’s employment in connection with a change of control of Oceaneering or due to death or disability. One-third of the awards to Messrs. McEvoy, Migura and Kerins vested in December 2014, as a result of each of them having met the applicable age and years-of-service requirements. Each restricted stock unit represents the equivalent of one share of our Common Stock but carries no voting or dividend rights. Settlement of vested restricted stock units will be made in shares of our Common Stock, with some shares withheld to satisfy withholding tax requirements, upon the third anniversary of the award date or upon termination of employment for those units vested before the third anniversary of the award date. The aggregate grant date fair value of restricted stock units awarded to Named Executive Officers is reflected in the “Stock Awards” column of the “Summary Compensation Table” and “Grant Date Fair Value of Stock and Stock Option Awards” column of the “Grants of Plan-Based Awards” table below.

The performance units awarded in February 2014 are scheduled to vest in full on the third anniversary of the award date, subject to early vesting terms similar to those applicable to the restricted stock units. The Committee approved specific financial goals and measures based on cumulative cash flow (as defined) and a comparison of return on invested capital and cost of capital for the three-year period of January 1, 2014 through December 31, 2016 to be used as the basis for the final value of the performance units. Those measures were selected because of the Committee’s belief that they have a strong correlation to the creation of shareholder value. The amount of cumulative cash flow during this three-year performance period necessary to achieve the target level goal for this measure is $2.6 billion. This amount was selected because it was three times the annual cash flow then expected to be achieved in 2014. The amounts to be achieved by Oceaneering to reach the threshold and maximum are $300 million less and $300 million more, respectively, than the target level amount. Oceaneering’s return on invested capital must exceed its estimated cost of capital over the three-year performance period by 20% for the threshold level, 40% for the target level and 60% for the maximum level to be achieved for this performance measure. The final value of each performance unit may range from $0 to $150, with the threshold, target and maximum levels of achievement of goals valued at $75, $100 and $150, respectively. If the calculated unit value exceeds $100, the Committee retains discretion to reduce such value to any amount above or equal to $100. The value of vested performance units will be payable in cash.

The determination of the final value of each performance unit is based on the application of the following grid (with interpolation between the specified levels):

Cumulative Three-Year Cash Flow	Unit Values
Maximum	$75.00	$112.50	$125.00	$150.00
Target	$50.00	$87.50	$100.00	$125.00
Threshold	$37.50	$75.00	$87.50	$112.50
Below Threshold	$0.00	$37.50	$50.00	$75.00
	Below Threshold	Threshold	Target	Maximum
	Return on Invested Capital/Cost of Capital
The estimated future payout of the performance unit awards to Named Executive Officers if each of the performance measures is achieved at the threshold, target or maximum level is reflected in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the “Grants of Plan-Based Awards” table below.
For 2014, approximately 61% of the targeted total direct compensation of Mr. McEvoy, our Chief Executive Officer, was at risk against short- and long-term performance goals, and between approximately 49% and 61% was at risk for each of the other Named Executive Officers.

Post-Employment Compensation Programs
Retirement Plans

We maintain a 401(k) plan and a Supplemental Executive Retirement Plan (“SERP”). All of our employees who meet the eligibility requirements may participate in our 401(k) plan. Each of the Named Executive Officers participated in our 401(k) plan in 2014. Participation in our SERP includes Named Executive Officers and other key employees selected for participation by the Committee. Our SERP was established to provide a benefit to our executives and other key employees in excess of Internal Revenue Code limits for our 401(k) plan, in order to attract and motivate participants to remain with us and provide retirement plan values that are competitive with those provided by companies within the Compensation Peer Group. Under our SERP, we credit each participant’s notional account with a percentage (determined by the Committee) of the participant’s base salary, subject to vesting. A participant may elect to defer a portion of base salary and annual bonus for accrual pursuant to our SERP. Amounts accrued under our SERP are adjusted for earnings and losses as if they were invested in one or more deemed investments selected by the participant from those designated as alternatives by our SERP Administrative Committee. A participant’s vested interest in the plan is generally distributable upon termination. The percentages of base salary credited for Named Executive Officers in 2014 were: Mr. McEvoy – 50%; Mr. Migura – 40%; Mr. Larson – 30%; Mr. Gerner – 25%; and Mr. Kerins – 25%. The amounts reflected no change in the respective percentages of base salary credited from 2013. Please see the “Non-Qualified Deferred Compensation” table and accompanying narrative for further information about our SERP and contributions to the Named Executive Officers’ accounts.
Change-of-Control Agreements

In 2001, we entered into change-of-control agreements (each, a “Level I Change-of-Control Agreement”) with Messrs. McEvoy and Migura, each of whom at the time was a Named Executive Officer, replacing each of their respective prior senior executive severance agreements. In December 2008, we amended these Level I Change-of-Control Agreements to clarify certain provisions and provide for compliance with Section 409A of the Internal Revenue Code. In May 2011, we entered into change-of-control agreements (each, a “Level II Change-of-Control Agreement”) with Messrs. Gerner and Kerins and in May 2012 with Mr. Larson. The Level I and II Change-of-Control Agreements are collectively called “Change-of-Control Agreements.” The payment and benefits under our Change-of-Control Agreements did not influence and were not influenced by the other elements of compensation, as the change-of-control payments and benefits serve different objectives and due to the fact that a change of control or other triggering event may never occur. We generally limit eligibility for change-of-control agreement participation to executive officers whose full support and sustained contribution would be important to the successful completion of a change of control. We believe the benefits provided by the Change-of-Control Agreements help promote long-term retention by providing some financial security to these Named Executive Officers against the risk of loss of employment which could result following a change of control of our company. The Change-of-Control Agreements entitle the individual to receive a severance package, described below, in the event of the occurrence of both a change of control and a termination of the executive’s employment by us without cause (as defined below) or by the executive for good reason (as defined below) during a period of time beginning a year prior to the occurrence or, in some cases, the contemplation by the Board of a change in control (the “Effective Date”) and ending two years following the Effective Date. For purposes of the Change-of-Control Agreements, a change of control is defined as occurring if:

•
any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of our securities representing 20% or more of the combined voting power of our outstanding voting securities, other than through the purchase of voting securities directly from a private placement by us;

•	the current members of our Board, or subsequent members approved by at least two-thirds of the current members, no longer comprise a majority of our Board;

•
our company is merged or consolidated with another corporation or entity, and our shareholders own less than 60% of the outstanding voting securities of the surviving or resulting corporation or entity;

•	there has been a consummation of either a tender offer or exchange offer by a person other than us for the ownership of 20% or more of our voting securities; or

•	there has been a disposition of all or substantially all of our assets.

As defined in each Change-of-Control Agreement, cause for termination by Oceaneering means conviction by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a felony-grade crime involving moral turpitude related to service with us.

As defined in each Change-of-Control Agreement, good reason for termination by the executive includes:

•	any adverse change in status, title, duties or responsibilities;

•
any reduction in annual base salary, SERP contribution level by us, annual bonus opportunity or aggregate long-term compensation, all as may be increased subsequent to date of the Change-of-Control Agreement;

•	any relocation;

•	the failure of a successor to assume the Change-of-Control Agreement;

•	any prohibition by us against the individual engaging in outside activities permitted by the Change-of-Control Agreement;

•	any purported termination by us that does not comply with the terms of the Change-of-Control Agreement; or

•	any default by us in the performance of our obligations under the Change-of-Control Agreement.
Severance Package for Level I Change-of-Control Agreements
The severance package provided for an executive’s Level I Change-of-Control Agreement consists of an amount equal to three times the sum of:

•	the executive’s highest annual rate of base salary during the then-current year or any of the three years preceding the year of termination;

•	an amount equal to the maximum award the executive is eligible to receive under the then-current annual bonus plan; and

•
an amount equal to the maximum percentage of the executive’s annual base salary contributed by us for him in our SERP for the then-current year multiplied by the executive’s highest annual rate of base salary.

A minimum aggregate amount payable for these items is stated in each such executive’s agreement, which amount was calculated using the year-end December 31, 2001 amounts for each component.

The severance provisions also provide that, for each applicable individual:

•
the benefits under all compensation plans, including restricted stock agreements, restricted stock unit agreements and performance unit agreements, would be paid as if all contingencies for payment and maximum levels of performance had been met; and

•	the applicable individual would receive benefits under all other plans he then participates in for three years.

The Level I Change-of-Control Agreements provide that, if any payments made thereunder would cause the recipient to be liable for an excise tax because the payment is a “parachute payment” (as defined in the Internal Revenue Code), then we will pay the individual an additional amount to make the individual whole for that tax liability.

Severance Package for Level II Change-of-Control Agreements
The severance package provided for an executive’s Level II Change-of-Control Agreement consists of an amount equal to two times the sum of:

•	the executive’s highest annual rate of base salary during the then-current year or any of the three years preceding the year of termination; and

•	an amount equal to the target award the executive is eligible to receive under the then-current annual bonus plan.
There is no minimum aggregate amount payable for these items.
The severance provisions also provide that, for each applicable individual:

•
the benefits under all compensation plans, including restricted stock agreements, restricted stock unit agreements and performance unit agreements, would be paid as if all contingencies for payment and maximum levels of performance had been met; and

•	the applicable individual would receive benefits under all other plans he then participates in for two years.
The Level II Change-of-Control Agreements do not provide for any payment to the executive for any excise tax the executive may be liable for if the payment is a “parachute payment.”
Perquisites

We provide our Named Executive Officers with perquisites and other benefits that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain employees for key positions. The Committee periodically reviews the levels of perquisites and other personal benefits provided to our executive officers. The perquisites provided to our Named Executive Officers in 2014 and our incremental cost to provide those perquisites are set forth in the “All Other Compensation” column of the “Summary Compensation Table” below and the related footnotes to that table.
Stock Ownership Guidelines

To align the interests of our directors, executive officers and shareholders, we believe our directors and executive officers should have a significant financial stake in Oceaneering. To further that goal, our Board adopted stock ownership guidelines in 2007, requiring that our nonemployee directors, Chief Executive Officer, Executive Vice President and Senior Vice Presidents maintain minimum ownership interests in Oceaneering. In March 2015, following the appointment of Mr. Larson as President and Chief Operating Officer, our Board amended the guidelines to include our President and Chief Operating Officer among the executive officers required to maintain minimum ownership interests in Oceaneering. Our nonemployee directors are generally expected to own not less than a fixed number of shares equal to five times the current annual cash retainer generally paid to nonemployee directors divided by the closing price of our stock on the date of adoption of the policy, as adjusted for any stock splits or stock dividends with respect to our stock subsequent to that date.

Our Chief Executive Officer, President, Chief Operating Officer, Executive Vice President and Senior Vice Presidents are generally expected to own not less than a fixed number of shares equal to a multiple of their current annual base salary divided by the closing price of our stock on the date of adoption of the policy, as adjusted for any stock split or stock dividends with respect to our stock subsequent to that date. The multiple of current annual base salary used to determine the fixed number of shares is as provided in the following table.

Level	Base Salary Multiple
Chief Executive Officer	5
President, Chief Operating Officer, Executive Vice President and Corporate Senior Vice Presidents	3
Other Senior Vice Presidents	2

The following forms of ownership are recognized in determining the number of shares of our stock owned by a nonemployee director or executive officer for purposes of satisfying the stock ownership guidelines:

•	direct ownership of shares;

•	indirect ownership of shares, including stock or stock equivalents held in our retirement plan; and

•	vested and unvested shares of restricted stock or stock units held under our long-term incentive programs.

A nonemployee director or executive has three years from the later of the date of adoption of the policy or the initial date of election or appointment to comply with stock ownership guidelines. The time period for satisfying such ownership requirement by an executive may be extended at the discretion of our Chief Executive Officer for an additional period of up to two years. In the event that a nonemployee director or executive does not meet the stock ownership level within the specified time period, he or she will be prohibited from selling any stock acquired through vesting of restricted stock or restricted stock units or upon exercise of stock options, except to pay for applicable taxes or the exercise price, until he or she satisfies the requirements. Each of our current nonemployee directors and Named Executive Officers is covered by this policy and currently satisfies the stock ownership guidelines applicable to him or, in the case of each of Mr. Webster and Mr. Larson, is within the three-year period allowed to achieve compliance.
Prohibitions on Derivatives Trading, Hedging, etc.

Oceaneering maintains a policy that prohibits all of its directors, officers and employees, including the Named Executive Officers, from (1) engaging in “short sales” or trading in puts, calls or other options on Common Stock, (2) engaging in hedging transactions involving Common Stock and (3) holding shares of Common Stock in a margin account or pledging shares of Common Stock as collateral for a loan.
Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over $1 million paid to certain executive officers, except for qualified performance-based compensation. Our 2014 annual cash bonus program and 2014 performance unit program are intended to qualify as performance-based compensation under Section 162(m). Our general policy, where consistent with business objectives, is to preserve the deductibility of compensation to executive officers. We may authorize forms of compensation that might not be deductible if we believe they are in the best interests of Oceaneering and our shareholders. Our 2014 service-based restricted stock unit awards are not considered performance-based under Section 162(m) and, accordingly, are subject to the $1 million limit on deductibility. All or a portion of the value, when vested, of these restricted stock unit awards may not be deductible.
Compliance with Internal Revenue Code Section 409A

Section 409A of the Internal Revenue Code can impose significant additional taxes on the recipient of “nonqualified deferred compensation” arrangements that do not meet specified requirements regarding both form and operation. Some of the arrangements between Oceaneering and its executive officers and other employees provide, or might be considered to provide, nonqualified deferred compensation. We generally seek to ensure that our compensation arrangements are either exempt from or comply with Section 409A.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with the management of Oceaneering International, Inc., and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors of Oceaneering that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee Jerold J. DesRoche, Chairman Harris J. Pappas Steven A. Webster

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation of our current Chief Executive Officer, our Executive Vice President who serves as our principal financial officer, and our three highest paid executive officers who did not serve as our Chief Executive Officer or principal financial officer for the year ended December 31, 2014. We refer to these persons as our Named Executive Officers.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)(7)	Total ($)
M. Kevin McEvoy	2014	715,000	—	1,907,010	3,976,050	399,460	6,997,520
Chief Executive Officer (1)	2013	680,000	97,400	1,926,540	4,077,600	378,094	7,159,634
	2012	650,000	10,000	1,847,340	2,590,000	366,961	5,464,301

Marvin J. Migura	2014	550,000	—	866,983	2,023,750	265,687	3,706,420
Executive Vice President	2013	525,000	58,437	875,700	2,091,563	253,444	3,804,144
	2012	470,000	49,000	839,700	1,526,000	223,946	3,108,646

Roderick A. Larson	2014	550,000	—	693,587	1,589,000	189,083	3,021,670
President and Chief Operating	2013	525,000	6,750	700,560	593,250	176,147	2,001,707
Officer (1), (2)

W. Cardon Gerner	2014	400,000	—	402,591	874,400	152,737	1,829,728
Senior Vice President &	2013	375,000	—	406,575	896,625	123,711	1,801,911
Chief Financial Officer (2)

Kevin F. Kerins	2014	355,000	—	402,591	949,462	120,476	1,827,529
Senior Vice President, ROVs	2013	340,000	—	406,575	957,246	112,845	1,816,666
	2012	325,000	—	389,061	886,000	106,521	1,706,582

(1)
Mr. Larson was appointed to the position of President and Chief Operating Officer effective February 19, 2015. Immediately prior to that appointment, Mr. McEvoy held the position of President and Chief Executive Officer and Mr. Larson held the position of Senior Vice President and Chief Operating Officer.

(2)	No information is reported for Messrs. Larson and Gerner for 2012, as they were not named executive officers under the rules of the SEC for that year.

(3)
The amounts represent the discretionary bonuses awarded to the indicated Named Executive Officer in addition to the bonuses awarded under our Annual Cash Bonus Award Program for the applicable year, which are reflected in the “Non-Equity Incentive Plan Compensation” column of this table.

(4)
The amounts reflect the aggregate grant date fair values of awards of restricted stock units computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Reports on Form 10-K for the years ended December 31, 2014, 2013 and 2012.

(5)
The amounts shown for 2014 are comprised of the following for each Named Executive Officer: (a) annual bonuses awarded pursuant to our 2014 Cash Bonus Award Program: Mr. McEvoy – $1,051,050; Mr. Migura – $673,750; Mr. Larson – $539,000; Mr. Gerner – $274,400; and Mr. Kerins – $274,462; see “Compensation Discussion and Analysis – Annual Incentive Awards Paid in Cash” above; and (b) cash payouts pursuant to performance units awarded in 2012 as a result of achievement of the maximum goals for each of the performance measures of (i) comparison of return on invested capital and cost of capital and (ii) cumulative cash flow, for the three-year performance period from January 1, 2012 through December 31, 2014, as determined by the Compensation Committee in February 2015: Mr. McEvoy – $2,925,000; Mr. Migura – $1,350,000; Mr. Larson – $1,050,000; Mr. Gerner – $600,000; and Mr. Kerins – $675,000;

The amounts shown for 2013 are comprised of the following for each Named Executive Officer: (a) annual bonuses awarded pursuant to our 2013 Cash Bonus Award Program: Mr. McEvoy – $1,152,600; Mr. Migura – $741,563; Mr. Larson – $593,250; Mr. Gerner – $296,625; and Mr. Kerins – $282,246; see “Compensation Discussion and Analysis – Annual Incentive Awards Paid in Cash” above; and (b) cash payouts pursuant to performance units awarded in 2011 as a result of achievement of the maximum goals for each of the performance measures of (i) comparison of return on invested capital and cost of capital and (ii) cumulative cash flow, for the three-year performance period from January 1, 2011 through December 31, 2013, as determined by the Compensation Committee in February 2014: Mr. McEvoy – $2,925,000; Mr. Migura – $1,350,000; Mr. Gerner – $600,000; and Mr. Kerins – $675,000; and

The amounts shown for 2012 are comprised of the following for each indicated Named Executive Officer: (a) annual bonuses awarded pursuant to our 2012 Cash Bonus Award Program: Mr. McEvoy – $790,000; Mr. Migura – $476,000; and Mr. Kerins – $211,000; and (b) cash payouts pursuant to performance units awarded in 2010 as a result of achievement of the maximum goals for each of the performance measures of (i) comparison of return on invested capital and cost of capital and (ii) cumulative cash flow, for the three-year performance period of January 1, 2010 through December 31, 2012, as determined by the Compensation Committee in February 2013: Mr. McEvoy – $1,800,000; Mr. Migura – $1,050,000; and Mr. Kerins – $675,000.

(6)
The amounts included for each attributable perquisite or benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by any Named Executive Officer, except as quantified for a Named Executive Officer in footnote (7) below.

(7)	The amounts shown for 2014 are attributable to the following:

•
Mr. McEvoy: (1) $357,500 for our contribution to his notional SERP account; (2) $15,600 for our contribution to his 401(k) plan account; (3) $10,860 for basic life insurance premium; and (4) perquisites and other personal benefits totaling $15,500 comprised of: provision of excess liability insurance; club membership; sporting event tickets; medical premium and cost reimbursements for supplemental medical insurance plan; and personal use of company-provided automobile;

•
Mr. Migura: (1) $220,000 for our contribution to his notional SERP account; (2) $15,600 for our contribution to his 401(k) plan account; (3)  $8,267 for basic life insurance premium; and (4) perquisites and other personal benefits totaling $21,820, comprised of: provision of excess liability insurance; tax advice and tax return preparation; and medical premium and cost reimbursements for supplemental medical insurance plan;

•
Mr. Larson: (1) $165,000 for our contribution to his notional SERP account; (2) $15,600 for our contribution to his 401(k) plan account; (3) $1,879 for basic life insurance premium; and (4) perquisites and other personal benefits totaling $6,604, comprised of: provision of excess liability insurance; and medical premium and cost reimbursements for supplemental medical insurance plan;

•
Mr. Gerner: (1) $100,000 for our contribution to his notional SERP account; (2) $15,600 for our contribution to his 401(k) plan account; (3) $3,838 for basic life insurance premium; and (4) perquisites and other personal benefits totaling $33,299, comprised of: provision of excess liability insurance; club membership; and medical premium and cost reimbursements for supplemental medical insurance plan; and

•
Mr. Kerins: (1) $88,750 for our contribution to his notional SERP account; (2) $15,600 for our contribution to his 401(k) plan account; (3) $5,198 for basic life insurance premium; and (4) perquisites and other personal benefits totaling $10,928, comprised of: provision of excess liability insurance; club membership; and medical premium and cost reimbursements for supplemental medical insurance plan.

Equity Compensation Plan Information

The following presents equity compensation plan information as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	0	N/A	1,896,132
Equity compensation plans not approved by security holders	0	N/A	0
Total	0	N/A	1,896,132

We had no outstanding options, warrants or rights at December 31, 2014.

At December 31, 2014, there were: (1) no shares of Oceaneering common stock under equity compensation plans not approved by security holders available for grant; and (2) 1,896,132 shares of Oceaneering common stock under our Original Incentive Plan available for grant in the form of stock options, stock appreciation rights or stock awards. Our Original Incentive Plan is our only equity compensation plan currently in effect that has been approved by our security holders. Since 2006, the Committee has decided to refrain from using an annual award of stock options as an employee compensation element for our executive officers and other employees for the foreseeable future and to instead use annual grants of service-based restricted stock unit awards and performance unit awards. As described above under the caption “Shares Reserved” in the “Approval of the Amended and Restated 2010 Incentive Plan” section of this proxy statement, as of March 19, 2010, no additional awards may be made under equity compensation plans previously approved by security holders.

The following table provides information about the equity and non-equity awards to our Named Executive Officers under our 2010 Incentive Plan during the year ended December 31, 2014.
Grants of Plan-Based Awards

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock Awards (4)
			Threshold ($)	Target ($)	Maximum ($)
M. Kevin McEvoy	2/20/2014	(1)	2,250,000	3,000,000	4,500,000	27,000	$1,907,010
	2/20/2014	(2)	858,000	1,072,500	1,394,250
Marvin J. Migura	2/20/2014	(1)	1,125,000	1,500,000	2,250,000	12,275	$866,983
	2/20/2014	(2)	550,000	687,500	893,750
Roderick A. Larson	2/20/2014	(1)	607,500	810,000	1,215,000	9,820	$693,587
	2/20/2014	(2)	440,000	550,000	715,000
W. Cardon Gerner	2/20/2014	(1)	360,000	480,000	720,000	5,700	$402,591
	2/20/2014	(2)	224,000	280,000	364,000
Kevin F. Kerins	2/20/2014	(1)	390,000	520,000	780,000	5,700	$402,591
	2/20/2014	(2)	227,200	284,000	550,000

(1)
The amounts presented show the potential value of the payout for each Named Executive Officer under the performance units awarded in 2014 if the threshold, target or maximum goal is satisfied for each of the performance measures. The potential payouts are performance-driven and, therefore, at risk. For a description of the awards, including business measurements for the three-year performance period and the performance goals for determining the payout, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(2)
The amounts presented show the possible threshold, target and maximum bonus amounts that could have been payable under 2014 Annual Cash Bonus Award Program. The final bonus amounts under that program, as approved by the Compensation Committee in February 2015, were as follows: Mr. Evoy - $1,051,050; Mr. Migura - $673,750; Mr. Larson - $539,000; Mr. Gerner - $274,400; and Mr. Kerins - $274,462.

(3)
The amounts reflect the number of restricted stock units awarded to the Named Executive Officers in 2014. For a description of the awards see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(4)
The amounts reflect the aggregate grant date fair value of restricted stock units computed under FASB ASC Topic 718 awarded to the Named Executive Officers in 2014. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014. For a description of the awards, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

The following table provides information on the current holdings of unvested restricted stock units for our Named Executive Officers as of December 31, 2014. There were no outstanding stock options held by our Named Executive Officers in 2014.
Outstanding Equity Awards at Fiscal Year-End

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
M. Kevin McEvoy	28,267	$1,662,382
Marvin J. Migura	12,850	$755,709
Roderick A. Larson	33,020	$1,941,906
W. Cardon Gerner	18,375	$1,080,634
Kevin F. Kerins	5,967	$350,919

(1)
Reflects unvested restricted stock units pursuant to the 2012, 2013 and 2014 Restricted Stock Unit Agreements for the Named Executive Officers. The vesting schedule for these restricted stock units is as follows:

Name	2012 Agreement (# of Units) Vesting Date	2013 Agreement (# of Units) Vesting Date		2014 Agreement (# of Units) Vesting Date			Total (# of Units)
	2/24/2015	12/15/2015	2/22/2016	12/15/2015	12/15/2016	2/20/2017
M. Kevin McEvoy	—	10,267	—	9,000	9,000	—	28,267
Marvin J. Migura	—	4,667	—	4,092	4,091	—	12,850
Roderick A. Larson	12,000	—	11,200	—	—	9,820	33,020
W. Cardon Gerner	6,175	—	6,500	—	—	5,700	18,375
Kevin F. Kerins	—	2,167	—	1,900	1,900	—	5,967

(2)
Market value of unvested restricted stock units assumes a price of $58.81 per share of our Common Stock as of December 31, 2014, which was the closing sale price of the Common Stock, as reported by the NYSE, on that date.

The following table provides information for our Named Executive Officers on the number of shares acquired following vesting during 2014 of restricted stock unit awards and the value realized. There were no outstanding stock options held by our Named Executive Officers in 2014.

Stock Vested

Name	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
M. Kevin McEvoy	39,000	$2,747,160
Marvin J. Migura	18,000	$1,267,920
Roderick A. Larson	—	$—
W. Cardon Gerner	8,000	$563,520
Kevin F. Kerins	9,000	$633,960

(1)	The amount reflects the value realized for restricted stock units vested pursuant to our 2011 Restricted Stock Unit Program.
We do not provide a Pension Benefits Table because we have no qualified pension plan or other plan that would be reportable under the SEC’s rules applicable to Pension Benefits Tables.
Nonqualified Deferred Compensation

Our SERP is an unfunded, defined contribution plan for selected executives and key employees of Oceaneering, including the Named Executive Officers. Pursuant to our SERP, U.S. participants, including the Named Executive Officers, may defer up to 85% of their base salaries and 90% of their annual cash bonus amounts. We credit a participant’s notional account with a determined percentage of the participant’s base salary, subject to vesting. Benefits under our SERP are based on the participant’s vested portion of his or her notional account balance at the time of termination of employment. A participant vests in our credited amounts at the rate of 33% each year, subject to accelerated vesting upon the soonest to occur of: (1) the date the participant has completed ten years of participation; (2) the date that the sum of the participant’s age and years of participation equals 65; (3) the date of termination of employment by reason of death or disability; and (4) the date of termination of employment within two years following a change of control. Messrs. McEvoy, Migura, Gerner and Kerins are fully vested in their SERP accounts. All participants are fully vested in deferred base salary and bonus.

Amounts accrued under the SERP are adjusted for earnings and losses as if invested in one or more deemed investments selected by the participants from those designated as alternatives by our SERP Administrative Committee, the members of which are selected by our Board. The deemed investment vehicles are a variety of mutual fund variable accounts. Participants may reallocate their notional accounts within that group of mutual fund variable accounts by notifying the third-party administrative agent of our SERP. The administrative agent adjusts each participant’s account with any hypothetical income, gain or loss and any payments or distributions attributable to such account on a daily basis, or at such other times as the administrative agent determines, based on the performance of the specific deemed investments selected from time to time by the participant. We do not provide any “above market or preferential earnings” (as defined by SEC rules) on any amount of deferred compensation pursuant to our SERP or otherwise.

For the year ended December 31, 2014, as reported by the administrative agent of our SERP, the deemed investment options available pursuant to our SERP generated hypothetical annual returns ranging from -19.1% to 30.59%.

The following table provides information on our non-qualified deferred compensation plan. Amounts shown are entirely attributable to our SERP.

Name	Executive Contributions in 2014 ($)	Company Contributions in 2014 ($)(1)	Aggregate Earnings in 2014 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/14 ($)(3)
M. Kevin McEvoy	—	357,500	356,634	—	4,882,003
Marvin J. Migura	—	220,000	251,924	—	4,458,503
Roderick A. Larson	200,000	165,000	18,682	—	646,828
W. Cardon Gerner	—	100,000	28,297	—	681,419
Kevin F. Kerins	100,000	88,750	103	—	1,528,421

(1)
Amounts reflect the credited contributions we made to the account of the Named Executive Officer in 2014. All of the contributions shown are included in the “All Other Compensation” column of the “Summary Compensation Table” above.

(2)
Amounts shown reflect hypothetical accrued gains (or losses) in 2014 on the aggregate of contributions by the Named Executive Officers and us on notional investments designed to track the performance of the funds selected by the Named Executive Officers, as reflected below. No amounts of such aggregate earnings are reported in the “Summary Compensation Table” above.

	Aggregate Earnings for the Year
Name	Executive Contributions ($)	Company Contributions ($)	Total ($)
M. Kevin McEvoy	6,415	350,219	356,634
Marvin J. Migura	50,100	201,824	251,924
Roderick A. Larson	5,553	13,129	18,682
W. Cardon Gerner	—	28,297	28,297
Kevin F. Kerins	51	52	103

(3)	Amounts reflect the accumulated account values (including gains and losses) of contributions by the Named Executive Officers and us as of December 31, 2014 as follows:

	Aggregate Balance
Name	Executive Contributions ($)	Company Contributions ($)	Total ($)
M. Kevin McEvoy	75,600	4,806,403	4,882,003
Marvin J. Migura	862,535	3,595,968	4,458,503
Roderick A. Larson	205,553	441,275	646,828
W. Cardon Gerner	—	681,419	681,419
Kevin F. Kerins	745,228	783,193	1,528,421
Potential Payments on Termination or Change of Control

As described in the “Compensation Discussion and Analysis” above, Messrs. McEvoy and Migura have Level I Change-of-Control Agreements entered into in 2001 and amended in 2008; Mr. Larson has a Level II Change-of-Control Agreement entered into in 2012; and Messrs. Gerner and Kerins have Level II Change-of-Control Agreements entered into in 2011. Upon a change of control of Oceaneering, each of them may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code. Pursuant to their Level I Change-of-Control Agreements, we have agreed to reimburse Messrs. McEvoy and Migura for all such excise taxes that may be imposed and any income taxes and excise taxes that may become payable as a result of the reimbursement. We have not agreed to reimburse Messrs. Larson, Gerner and Kerins for any such amounts. Based on the amounts shown in the “Change of Control with Termination” column in the following tables, none of the Named Executive Officers would be subject to an excise tax liability, except Messrs. McEvoy and Migura. Messrs. McEvoy and Migura would be subject to excise tax liability, assuming a change of control occurred on December 31, 2014. However, whether an excise tax liability will arise in the future will depend on the facts and circumstances in existence at the time a change-of-control payment becomes payable. All of the outstanding long-term incentive agreements of the Named Executive Officers have provisions for settlement in the event of death, disability or a change of control.

Assuming a December 31, 2014 termination date and, where applicable, using the closing sale price of our Common Stock of $58.81 per share on December 31, 2014, the tables below show potential payments to each of the Named Executive Officers under the existing contracts, agreements, plans or arrangements, whether written or unwritten, in the event of a termination of such executive’s employment, including amounts payable pursuant to benefits or awards in which the Named Executive Officers are already vested. As used in the agreements referenced in the tables below, the term “Change of Control” has the same meaning as the Change-of-Control Agreements define that term. For a summary of that definition, see “Compensation Discussion and Analysis – Change-of-Control Agreements” above.

M. Kevin McEvoy

Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$82,500	(1)	$—		$7,400,250	(2)
Tax Gross-up	—		—		—		7,187,454	(3)
Benefit Plan Participation	—		1.136	(1)	—		332,747	(4)
Restricted Stock Units (unvested & accelerated)	—		—		1,662,382	(5)	1,662,382	(6)
Performance Units (unvested & accelerated)	—		—		—	(7)	4,500,000	(8)
Restricted Stock Units (vested)	3,677,566	(9)	3,677,566	(9)	3,677,566	(9)	3,677,566	(9)
Performance Units (vested)	2,925,000	(10)	2,925,000	(10)	2,925,000	(10)	7,425,000	(11)
Accrued Vacation/Base Salary	99,000		99,000		99,000		99,000
SERP (vested)	4,882,003	(12)	4,882,003	(12)	4,882,003	(12)	4,882,003	(12)
TOTAL	$11,583,569		$11,667,205		$13,245,951		$37,166,402

Marvin J. Migura

Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$63,462	(1)	$—		$4,991,250	(2)
Tax Gross-up	—		—		—		3,839,280	(3)
Benefit Plan Participation	—		1,136	(1)	—		279,255	(4)
Restricted Stock Units (unvested & accelerated)	—		—		755,709	(5)	755,709	(6)
Performance Units (unvested & accelerated)	—		—		—	(7)	2,250,000	(8)
Restricted Stock Units (vested)	1,671,674	(9)	1,671,674	(9)	1,671,674	(9)	1,671,674	(9)
Performance Units (vested)	1,350,000	(10)	1,350,000	(10)	1,350,000	(10)	3,600,000	(11)
Accrued Vacation/Base Salary	84,615		84,615		84,615		84,615
SERP (vested)	4,458,503	(12)	4,458,503	(12)	4,458,503	(12)	4,458,503	(12)
TOTAL	$7,564,792		$7,629,390		$8,320,501		$21,930,286

Roderick A. Larson
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$21,154	(1)	$—		$2,200,000	(13)
Benefit Plan Participation	—		1,598	(1)	—		108,009	(14)
Restricted Stock Units (unvested & accelerated)	—		—		1,941,906	(5)	1,941,906	(6)
Performance Units (unvested & accelerated)	—		—		—	(15)	3,480,000	(8)
Accrued Vacation/Base Salary	22,608		22,608		22,608		22,608
SERP (vested)	386,669	(12)	386,669	(12)	386,669	(12)	386,669	(12)
SERP (unvested)	—	(12)	—	(12)	260,158	(12)	260,158	(12)
TOTAL	$409,277		$432,029		$2,611,341		$8,399,350
W. Cardon Gerner
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$23,077	(1)	$—		$1,360,000	(13)
Benefit Plan Participation	—		1,598	(1)	—		162,834	(14)
Restricted Stock Units (unvested & accelerated)	—		—		1,080,634	(5)	1,080,634	(6)
Performance Units (unvested & accelerated)	—		—		—	(15)	2,040,000	(8)
Accrued Vacation/Base Salary	49,904		49,904		49,904		49,904
SERP (vested)	681,419	(12)	681,419	(12)	681,419	(12)	681,419	(12)
TOTAL	$731,323		$755,998		$1,811,957		$5,374,791

Kevin F. Kerins
Payments upon Termination	Voluntary Termination		Involuntary Termination		Death and Disability		Change of Control With Termination
Severance Payments	$—		$40,962	(1)	$—		$1,278,000	(13)
Benefit Plan Participation	—		1,598	(1)	—		121,941	(14)
Restricted Stock Units (unvested & accelerated)	—		—		350,919	(5)	350,919	(6)
Performance Units (unvested & accelerated)	—		—		—	(7)	780,000	(8)
Restricted Stock Units (vested)	775,292	(9)	775,292	(9)	775,292	(9)	775,292	(9)
Performance Units (vested)	675,000	(10)	675,000	(10)	675,000	(10)	1,455,000	(11)
Accrued Vacation/Base Salary	3,567		3,567		3,567		3,567
SERP (vested)	1,528,421	(12)	1,528,421	(12)	1,528,421	(12)	1,528,421	(12)
TOTAL	$2,982,280		$3,024,840		$3,333,199		$6,293,140

(1)	Payment of benefit only if involuntary termination is the result of a reduction in force.

(2)
Amount for each indicated Named Executive Officer reflects an amount equaling three times the sum of: (a) his highest annual rate of base salary for the prior three years; (b) the maximum award he is eligible to receive under the annual cash bonus program for the current year; and (c) maximum percentage of base salary contribution level by us for him in our SERP for the current year multiplied by his highest annual rate of base salary in effect during the current year or any of the prior three years that is payable pursuant to the executive’s Level I Change-of-Control Agreement.

(3)
This amount reflects a tax gross-up payment to each of Messrs. McEvoy and Migura as a result of tax that would have been imposed under Section 4999 of the Internal Revenue Code, based on a termination as of December 31, 2014 following a change of control. Under Messrs. McEvoy’s and Migura’s respective Level I Change-of-Control Agreements, we would reimburse Messrs. McEvoy and Migura for such excise taxes and any income and excise taxes that would be payable as a result of that reimbursement. The calculation of the excise tax gross-up is based on an excise tax rate of 20%, a federal income tax rate of 39.6%, a Medicare tax rate of 2.35%, and no state or local income tax because Messrs. McEvoy and Migura are residents of the State of Texas, which does not impose such taxes on individuals. The calculation also treats the entire amounts of the performance unit awards as “parachute payments.”

(4)
Amount for each indicated Named Executive Officer reflects the estimated value of the benefit to the executive to receive the same level of medical, life insurance and disability benefits for a period of three years after termination that is payable pursuant to the executive’s Change-of-Control Agreement.

(5)
Amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2012, 2013 and 2014 Restricted Stock Unit Agreements. Messrs. McEvoy, Migura and Kerins are fully vested under their 2012 Restricted Stock Unit Agreements.

(6)
Amount for each Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding unvested restricted stock unit pursuant to the executive’s 2012, 2013 and 2014 Restricted Stock Unit Agreements and Change-of-Control Agreement. Messrs. McEvoy, Migura and Kerins are fully vested under their 2012 Restricted Stock Unit Agreements.

(7)
Upon death or disability, the performance units awarded pursuant to the 2013 and 2014 Performance Unit Agreements would vest. The amounts payable, if any, for each indicated Named Executive Officer pursuant to the executive’s 2013 and 2014 Performance Unit Agreements will not be known until completion of the three-year performance periods of January 1, 2013 – December 31, 2015 and January 1, 2014 – December 31, 2016, respectively, at which time the performance will be measured. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(8)
Amount for each Named Executive Officer reflects cash payment for outstanding unvested performance units at the maximum goal level pursuant to the executive’s 2012, 2013 and 2014 Performance Unit Agreements ($150 per unit) and Change-of-Control Agreement. Messrs. McEvoy, Migura and Kerins are fully vested under their 2012 Performance Unit Agreements.

(9)
Amount for each indicated Named Executive Officer reflects the value of shares of Common Stock that would be delivered for each outstanding vested restricted stock unit pursuant to the executive’s 2012, 2013 and 2014 Restricted Stock Unit Agreements and Change-of-Control Agreement.

(10)
Amount for each indicated Named Executive Officer reflects cash payment for vested performance units awarded pursuant to the executive’s 2012 Performance Unit Agreement as a result of our achievement in excess of the maximum goals for the performance measures of (i) comparison of return on invested capital and cost of capital and (ii) cumulative cash flow for the three-year performance period of January 1, 2012 – December 31, 2014, as certified by the Compensation Committee in February 2015. This amount is included for each indicated executive in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The amount payable, if any, for each indicated Named Executive Officer pursuant to the executive’s 2013 and 2014 Performance Unit Agreements for outstanding vested performance units will not be known until completion of the three-year performance periods of January 1, 2013 – December 31, 2015 and January 1, 2014 – December 31, 2016, respectively, at which time the performance will be measured. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

(11)
Amount for each indicated Named Executive Officer reflects cash payment for outstanding vested performance units at the maximum level pursuant to the executive’s 2012, 2013 and 2014 Performance Unit Agreements ($150 per unit) and Change-of-Control Agreement.

(12)
Amount for each indicated Named Executive Officer reflects the accumulated account values (including gain and losses) of contributions by the Named Executive Officer and Oceaneering for vested amounts and by Oceaneering for unvested amounts. For more information on SERP amounts, see “Nonqualified Deferred Contributions” above.

(13)
Amount for each indicated Named Executive Officer reflects an amount equaling two times the sum of: (a) his highest annual rate of base salary for the prior three years; and (b) the target award he is eligible to receive under the annual cash bonus program for the current year that is payable pursuant to the executive’s Level II Change-of-Control Agreement.

(14)
Amount for each indicated Named Executive officer reflects the estimated value of the benefit to the executive to receive the same level of medical, life insurance and disability benefits for a period of two years after termination that is payable pursuant to the executive’s Level II Change-of-Control Agreement.

(15)
Upon death or disability, the performance units awarded pursuant to the 2012, 2013 and 2014 Performance Unit Agreements would vest. Amounts for Messrs. Larson and Gerner reflect cash payments for performance units awarded pursuant to the executive’s 2012 Performance Unit Agreement as a result of our achievement in excess of the maximum goals for the performance measures of (i) comparison of return on invested capital and cost of capital and (ii) cumulative cash flow for the three-year performance period of January 1, 2012 – December 31, 2014, as determined by the Compensation Committee in February 2015. This amount is included for the executive in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. The amounts payable, if any, for each indicated Named Executive Officer pursuant to the executive’s 2013 and 2014 Performance Unit Agreements will not be known until the completion of the three-year performance periods of January 1, 2013 – December 31, 2015 and of January 1, 2014 – December 31, 2016, respectively, at which time the performance will be measured. For information about the goals and measures and the amounts payable, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

DIRECTOR COMPENSATION
During 2014, we paid each of our nonemployee directors, on a quarterly basis, an annual retainer of $80,000 with additional annual retainers of $15,000 to the Chairman of the Audit Committee and $8,000 to each of the Chairmen of the Compensation Committee and the Nominating and Corporate Governance Committee. During 2014, we did not pay nonemployee directors any additional amount for attendance at meetings of the Board or a Committee of the Board. Mr. Huff, the Chairman of the Board, did not receive the above board fees in 2014 pursuant to the terms of his 2014 Chairman Restricted Stock Unit and Performance Unit Agreements. Mr. McEvoy, our Chief Executive Officer, does not receive separate compensation for his service as a director. See “Summary Compensation Table” above for information concerning the compensation paid to Mr. McEvoy.

During 2014, besides payment of annual retainers, our nonemployee directors were also allowed to participate in health care coverage the same as provided to employees in our basic medical plans. Nonemployee directors could elect to participate in the health care plan without payment of any monthly premium and participate in a supplemental medical plan at no cost to the director. We paid the Medicare premium for Mr. Hughes. Mr. Huff’s Amended Service Agreement, which is described below, provides for medical coverage on an after-tax basis to Mr. Huff, his spouse and children for their lives. All directors are provided a group personal excess liability insurance policy at no cost to the directors and they are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings and activities.

In 2014, our nonemployee directors participated in our shareholder-approved 2010 Incentive Plan. Under this plan in 2014, Messrs. Collins, DesRoche, Hughes, Murphy and Pappas, were each awarded 7,000 shares of restricted stock. The restricted stock awards are scheduled to vest in full on the first anniversary of the award date, subject to (1) earlier vesting on a change of control or the termination of the director’s service due to death, and (2) such other terms as are set forth in the award agreements with the respective directors. Under this plan in 2014, Mr. Huff was awarded 15,000 restricted stock units and 15,000 performance units with the terms as set forth in his 2014 Chairman Restricted Stock Unit and Performance Unit Agreements. The restricted stock units and performance units awarded to Mr. Huff are scheduled to vest on a pro-rata basis within three years from the award date, with a final vesting date in February 2017, subject to (a) earlier vesting by reason of Mr. Huff’s cessation of service as Chairman for reasons other than his refusal to serve and (b) other terms set forth in the award agreements. The performance units awarded to Mr. Huff have the same performance goals and measures over the same time period and with the same range of values payable as the performance units granted to executive officers. As provided in Mr. Huff’s 2014 Chairman Restricted Stock Unit and Performance Unit Agreements, he was not eligible in 2014 for any retainers or meeting fees otherwise applicable to nonemployee directors. For more information on these restricted common stock unit and performance unit awards, see “Compensation Discussion and Analysis – Long-Term Incentive Compensation.” For information about stock ownership guidelines for nonemployee directors, see “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

The table below summarizes the compensation of our nonemployee directors for the year ended December 31, 2014. Mr. Webster is omitted as he was appointed to the Board in March 2015.
Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)(5)	Total ($)
John R. Huff	—	1,059,450	2,250,000	81,451	3,390,901
T. Jay Collins	80,000	494,410	—	22,314	596,724
Jerold J. DesRoche	88,000	494,410	—	4,830	587,240
D. Michael Hughes	88,000	494,410	—	23,283	605,693
Paul B. Murphy, Jr.	95,000	494,410	—	27,205	616,615
Harris J. Pappas	80,000	494,410	—	2,734	577,144

(1)	Amounts shown are attributable entirely to annual retainers as described in “Director Compensation” above.

(2)
The amounts reflect the aggregate grant date fair value of awards by us in 2014 related to restricted stock and restricted stock unit awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014. The aggregate number of restricted shares and/or units of stock outstanding as of December 31, 2014, for each of Messrs. Collins, DesRoche, Hughes, Murphy and Pappas was 7,000, and for Mr. Huff it was 55,000. There are no shares subject to outstanding stock options.

(3)
The amount represents the cash payment for performance units for Mr. Huff pursuant to his 2012 Chairman Performance Unit Agreement, as a result of our achievement in excess of the maximum goals for each of the performance measures of (i) comparison of return on invested capital and cost of capital and (ii) cumulative cash flow, for the performance period of January 1, 2012 – December 31, 2014, as certified by our Board in February 2015.

(4)
The amount shown for each attributable perquisite or benefit does not exceed the greater of $25,000 or 10% of the total amount of perquisite received by any director, except as quantified for Mr. Huff in footnote (5) below.

(5)	The amounts shown for 2014 are attributable to the following:

▪
Mr. Huff: (i) $23,692 for tax gross-up payments associated with his medical coverage described below and (ii) perquisites and other personal benefits comprised of: provision of excess liability insurance; and annual premiums and reimbursement of medical costs for health care, including premium and costs reimbursed for a supplemental medical insurance plan ($57,759).

▪
Mr. Collins: (i) $1,050 for the additional amount of cash dividends on Common Stock initiated after the date of his restricted stock award described in footnote (2) above and prior to the date of vesting thereof; and (ii) perquisites and other personal benefits comprised of: excess liability insurance; annual premium for basic health care provided by us; and premium and costs reimbursed for a supplemental medical insurance plan.

•
Mr. DesRoche: (i) $1,050 for the additional amount of cash dividends on Common Stock initiated after the date of his restricted stock award described in footnote (2) above and prior to the date of vesting of such award; and (ii) perquisites and other personal benefits comprised of: provision of excess liability insurance; and premium and costs reimbursed for a supplemental medical insurance plan.

•
Mr. Hughes: (i) $1,050 for the additional amount of cash dividends on Common Stock initiated after the date of his restricted stock award described in footnote (2) above and prior to the date of vesting of such award; and (ii) perquisites and other personal benefits comprised of: provision of excess liability insurance; annual premium for basic health care provided by us; Medicare premium paid by us; and premium and costs reimbursed for a supplemental medical insurance plan.

•
Mr. Murphy: (i) $1,050 for the additional amount of cash dividends on Common Stock initiated after the date of his restricted stock award described in footnote (2) above and prior to the date of vesting of such award; and (ii) perquisites and other personal benefits comprised of: provision of excess liability insurance; and premium and costs reimbursed for a supplemental medical insurance plan.

•
Mr. Pappas: (i) $1,050 for the additional amount of cash dividends on Common Stock initiated after the date of his restricted stock award described in footnote (2) above and prior to the date of vesting of such award; and (ii) perquisites and other benefits comprised of: provision of excess liability insurance; and premium for a supplemental medical insurance plan.

Service Agreement with Mr. Huff

As we previously disclosed, we entered into a Service Agreement with Mr. Huff in 2001 (the “Service Agreement”), when Mr. Huff was serving as our Chairman of the Board and Chief Executive Officer. The Service Agreement replaced Mr. Huff’s prior employment agreement. Since 2001, the Service Agreement provides (as did the prior employment agreement) medical coverage on an after-tax basis to Mr. Huff, his spouse and children during his employment with us and thereafter for their lives. The Service Agreement also continues to provide that if any payments thereunder would cause Mr. Huff to be liable for an excise tax because the payment is a “parachute payment” (as defined in the Internal Revenue Code), then we would pay Mr. Huff an additional amount to make him whole for that tax liability. The Service Agreement was amended in 2006 and 2008 (the “Amended Service Agreement”) to address, among other things, issues arising under Section 409A of the Internal Revenue Code. The Amended Service Agreement, among other things, provides for entitlement to post-retirement benefits of $800,000 per year for 10 years which vested and commenced on August 15, 2011, provided that in the event of Mr. Huff’s death, his disability or a change of control, all unpaid amounts would be accelerated and become payable in a non-discounted lump-sum payment. The Amended Service Agreement also provides for a tax-protection clause, generally to ensure that Mr. Huff would not be impacted adversely by taxes under Section 409A of the Internal Revenue Code.

Also as part of Mr. Huff’s retirement benefits, we established an irrevocable grantor trust, commonly known as a “rabbi trust,” to provide Mr. Huff greater assurance that we would set aside an adequate source of funds to fund the payment of the post-retirement benefits under the Amended Service Agreement, including the medical coverage benefits payable to Mr. Huff, his spouse and their children for their lives. In connection with establishment of the rabbi trust, we contributed to the trust a life insurance policy on the life of Mr. Huff which we had previously obtained, and we agreed to continue to pay the premiums due on that policy. When the life insurance policy matures, the proceeds of the policy will become assets of the trust. If the value of trust assets exceeds $4 million, as adjusted by the Consumer Price Index, at any time after January 1, 2012, the excess may be paid to us. However, because the trust is irrevocable, the assets of the trust are generally not otherwise available to fund our future operations until the trust terminates, which is not expected to occur during the lives of Mr. Huff, his spouse or his children. Furthermore, no tax deduction will be available for our contributions to the trust; however, we may benefit from future tax deductions for benefits actually paid from the trust (although benefit payments from the trust are not expected to occur in the near term, because we expect to make direct payments of those benefits for the foreseeable future).
Assuming a December 31, 2014 termination date of Mr. Huff’s serving as our Chairman of the Board (for reasons other than his refusal to serve as our Chairman of the Board) for any reason other than we have failed to fulfill our obligations under his Amended Service Agreement, and, where applicable using the closing sale price of our Common Stock of $58.81 per share on December 31, 2014, potential payments to Mr. Huff consist of: $4,800,000, which reflects the unpaid portion of Mr. Huff’s vested post-retirement benefit which would be accelerated and become payable in a non-discounted lump sum payment in the event of Mr. Huff’s death, his disability or a change of control; and $9,984,550, which reflects: (1) the value of shares of Common Stock that would be delivered for each outstanding vested and unvested restricted stock unit pursuant to the Amended Service Agreement and his Restricted Stock Unit Agreements; and (2) a cash payment for outstanding performance units, pursuant to the Amended Service Agreement and under his Performance Unit Agreements, at the maximum goal level of $150 per unit. Based on these amounts, Mr. Huff would not be subject to an excise tax liability. However, whether an excise tax liability will arise in the future will depend on the facts and circumstances in existence at the time a change-of-control payment becomes payable.

Assuming a December 31, 2014 termination date of Mr. Huff’s serving as our Chairman of the Board as a result of his refusal to serve as our Chairman of the Board for any reason other than that we have failed to fulfill our obligations under the Amended Service Agreement, Mr. Huff would forfeit all unvested restricted stock units and performance units that were awarded to him and his vested performance units would be paid at the target goal level of $100 per unit, resulting in a reduction of $4,730,186 from the potential payment stated above pursuant to his applicable agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Board of Directors adopted a written policy with respect to related-person transactions to document procedures pursuant to which such transactions are reviewed and approved or ratified. The policy applies to any transaction in which (1) Oceaneering or any of its subsidiaries is a participant; (2) any related person has a direct or indirect material interest; and (3) the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC. Under the policy, related persons include our directors, nominees to become a director, executive officers, beneficial owners of 5% or more of our voting securities, immediate family members of any of the foregoing persons, and any entity in which any of the foregoing persons is employed as an executive officer or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership. Our policy includes a process to monitor related-person transactions and, if a determination is made that a proposed transaction or category of transaction is a related person transaction, a submission is made to the Nominating and Corporate Governance Committee, which will consider all of the relevant facts and circumstances available and evaluate whether to approve or ratify the transaction.

Except as set forth in this Proxy Statement, no director or executive officer of Oceaneering or nominee for election as a director of Oceaneering, or holder of more than 5% of the outstanding shares of Common Stock, and no member of the immediate family of any such director, nominee, officer or security holder, to our knowledge, had any material interest in any transaction during the year ended December 31, 2014, or in any currently proposed transaction, to which Oceaneering or any subsidiary of Oceaneering was or is a party in which the amount involved exceeds $120,000.

No director or executive officer of Oceaneering who has served in such capacity since January 1, 2014 or any associate of any such director or officer, to the knowledge of the executive officers of Oceaneering, has any material interest in any matter proposed to be acted on at the 2015 Annual Meeting of Shareholders, other than as described in this Proxy Statement.

PROPOSAL 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP, independent certified public accountants, as independent auditors of Oceaneering for the year ending December 31, 2015. Although we are not required to seek shareholder approval of the appointment, it has been our practice to do so. No determination has been made as to what action the Audit Committee would take if our shareholders fail to ratify the appointment. The Audit Committee retains the discretion to appoint a new independent registered public accounting firm at any time if the Audit Committee concludes such a change would be in the best interests of Oceaneering. Representatives of Ernst & Young LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.

In accordance with our bylaws, the approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2015 requires the affirmative vote of a majority of the shares of Common Stock voted on this proposal at the meeting. Accordingly, abstentions and broker non-votes marked on proxy cards will not be included in the tabulation of votes cast on this proposal.

Our Board of Directors unanimously recommends a vote FOR this proposal. The persons named in the accompanying proxy intend to vote such proxy in favor of the ratification of the appointment of Ernst & Young LLP as independent auditors of Oceaneering for the year ending December 31, 2015, unless a contrary choice is set forth thereon or unless an abstention or broker non-vote is indicated thereon.

The following table shows the fees incurred by Oceaneering for the audit and other services provided by Ernst & Young LLP for 2014 and 2013.

Fees Incurred for Audit and Other Services Provided by Ernst & Young LLP	2014	2013
Audit Fees (1)	$2,825,000	$2,645,000
Audit-Related Fees (2)	178,000	70,000
Tax Fees (3)	41,000	62,000
All Other Fees (4)	2,000	2,000
Total	$3,046,000	$2,779,000

(1)
Audit Fees represent fees for professional services provided in connection with: (a) the audit of our financial statements for the years indicated and the reviews of our financial statements included in our Forms 10-Q during those years; and (b) audit services provided in connection with other statutory or regulatory filings.

(2)	Audit-Related Fees consisted of accounting, consultation services, employee benefit plan audits, services related to due diligence for business transactions, and statutory and regulatory compliance.

(3)	Tax Fees consisted of tax compliance and consultation fees.

(4)	All Other Fees consisted of a subscription to Ernst & Young LLP’s informational on-line service.

The Audit Committee has concluded that Ernst & Young LLP’s provision of services that were not related to the audit of our financial statements in 2014 was compatible with maintaining that firm’s independence from us.

The Audit Committee has established a policy that requires pre-approval of the audit and non-audit services performed by our independent auditors. Unless a service proposed to be provided by the independent auditors has been pre-approved by the Audit Committee under its pre-approval policies and procedures, it will require specific pre-approval of the engagement terms by the Audit Committee. Under the policy, pre-approved service categories are generally provided for up to 12 months and must be detailed as to the particular services provided and sufficiently specific and objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. In connection with any pre-approval of services, the independent auditors are required to provide detailed back-up documentation concerning the specific services to be provided. The Audit Committee does not delegate to management any of its responsibilities to pre-approve services performed by our independent auditors.

None of the services related to the Audit-Related Fees, Tax Fees or All Other Fees described above were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit-related and non-audit-related services not prohibited by law to be performed by Ernst & Young LLP, provided that the Chairman is required to report any decisions to pre-approve such audit-related or non-audit-related services and fees to the full Audit Committee at its next regular meeting.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING

Any shareholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2016 Annual Meeting of Shareholders must send notice of the proposal to our Corporate Secretary at our principal executive offices, 11911 FM 529, Houston, Texas 77041-3000, so that such notice is received not later than December 5, 2015. If you submit such a proposal, you must provide your name, address, the number of shares of Common Stock held of record or beneficially, the date or dates on which you acquired those shares and documentary support for any claim of beneficial ownership.

In addition, any shareholder who intends to submit a proposal for consideration at our 2016 Annual Meeting of Shareholders, regardless of whether the proposal is submitted for inclusion in our proxy statement for that meeting, or who intends to submit nominees for election as directors at that meeting, must notify our Corporate Secretary. Under our bylaws, such notice must:

•	be received at our executive offices not earlier than November 10, 2015 and not later than close of business on January 9, 2016; and

•	satisfy requirements that our bylaws specify.

A copy of the pertinent bylaw provisions can be obtained from our Corporate Secretary on written request.

We received no shareholder proposals and no shareholder director nominations for the 2015 Annual Meeting of Shareholders.
TRANSACTION OF OTHER BUSINESS

Should any other matter requiring the vote of shareholders arise at the meeting, it is intended that proxies will be voted for or against that matter in accordance with the judgment of the person or persons voting the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the 2015 Annual Meeting of Shareholders, no business can be transacted. Therefore, please be sure to date and sign your proxy and return it in the enclosed postage-paid return envelope, or vote by telephone or over the Internet by following the instructions included in this package. Please act promptly to ensure that you will be represented at the meeting.

WE WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2014. WRITTEN REQUESTS SHOULD BE MAILED TO DAVID K. LAWRENCE, CORPORATE SECRETARY, OCEANEERING INTERNATIONAL, INC., 11911 FM 529, HOUSTON, TEXAS 77041-3000.

By Order of the Board of Directors,

April 3, 2015	David K. Lawrence Senior Vice President, General Counsel and Secretary

Appendix A

AMENDED AND RESTATED 2010 INCENTIVE PLAN
OF
OCEANEERING INTERNATIONAL, INC.

(As Amended and Restated as of May 8, 2015)

1.Plan. This Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc. (this “Plan”) constitutes an amendment and restatement in its entirety of the 2010 Incentive Plan of Oceaneering International, Inc., originally effective as of May 7, 2010. This Plan was adopted by Oceaneering International, Inc. (the “Company”) to reward certain corporate officers, directors and key employees of the Company by enabling them to acquire shares of common stock of the Company and/or through the provision of cash payments.
2.Objectives. This Plan is designed to attract and retain key employees of the Company and its Subsidiaries, to attract and retain qualified directors of the Company, to encourage the sense of proprietorship of such employees and directors and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants with a proprietary interest in the growth and performance of the Company and its Subsidiaries.
3.Definitions. As used herein, the terms set forth below shall have the following respective meanings:
“Award” means the grant, by the Company pursuant to this Plan, of any Option, SAR, Stock Award or Cash Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee (or the Board, in the case of Awards to Nonemployee Directors) may establish in order to fulfill the objectives of this Plan.
“Award Agreement” means any agreement issued for and on behalf of the Company setting forth, in writing, the terms, conditions and limitations applicable to an Award.
“Board” means the Board of Directors of the Company.
“Cash Award” means an award, granted by the Company pursuant to this Plan, denominated in cash.
“Change of Control” means:
(A)any Person (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act and the rules and regulations promulgated thereunder), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement; or
(B)individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the Effective Date (other than a Director designated by a Person who has entered into an agreement with the Company to effect any transaction described in Clause (A), (C), (D) or (E) of this definition) whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or
(C)the Company is merged or consolidated with another corporation or entity, and as a result of such merger or consolidation, less than 60% of the outstanding Voting Securities of the surviving or resulting corporation or entity shall then be owned by the former stockholders of the Company; or
(D)the consummation of a (i) tender offer or (ii) exchange offer by a Person other than the Company for the ownership of 20% or more of the Voting Securities of the Company then outstanding; or

(E)all or substantially all of the assets of the Company are sold or transferred to a Person as to which:
(1)the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets; and
(2)the financial results of the Company and such Person are not consolidated for financial reporting purposes.
(F)Anything else in this definition to the contrary notwithstanding:
(1)no Change of Control shall be deemed to have occurred by virtue of any transaction which results in the Participant, or a group of Persons which includes the Participant, acquiring more than 20% of either the combined voting power of the Company’s outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise; and
(2)no Change of Control shall be deemed to have occurred unless such event constitutes an event specified in Code Section 409A(a)(2)(A)(v) and the Treasury regulations promulgated thereunder.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board or such other committee of the Board as is designated by the Board to administer this Plan.
“Common Stock” means the Common Stock, par value $0.25 per share, of the Company.
“Company” means Oceaneering International, Inc., a Delaware corporation.
“Director” means an individual serving as a member of the Board.
“Dividend Equivalents” means an amount equal to dividends and other distributions (or the economic equivalent thereof) that are payable to stockholders of record on a like number of shares of Common Stock.
“Effective Date” means the date in 2015 as of which the stockholders of the Company approve this Plan.
“Employee” means an employee of the Company or any of its Subsidiaries or an individual who has agreed to become an employee of the Company or any of its Subsidiaries and actually becomes such an employee within the six months immediately following the making of an Award to such individual.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Fair Market Value” of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed or quoted on a national securities exchange, the closing price per share of Common Stock reported or quoted on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed or quoted on that date, or, if there shall have been no such sale so reported or quoted on that date, on the last preceding date on which such a sale was so reported or quoted, (ii) if the Common Stock is not so listed or quoted, the closing price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, Inc., or, if not reported by the Nasdaq Stock Market, Inc., by the National Quotation Bureau Incorporated, or (iii) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose.
“Incentive Option” means an Option that is intended to comply with the requirements set forth in Section 422 of the Code.
“Nonemployee Director” means a Director who is not an employee of the Company or any of its Subsidiaries.

“Nonqualified Option” means an Option that is not intended to comply with the requirements set forth in Section 422 of the Code.
“Nonqualified Performance Award” means an Award as described in paragraph 8(e)(i) hereof.
“Option” means a right, granted by the Company pursuant to this Plan, to purchase a specified number of shares of Common Stock at a specified price.
“Original Plan” means the 2010 Incentive Plan of Oceaneering International, Inc., originally approved by the Board on February 19, 2010 and the Company’s stockholders on May 7, 2010, prior to amendment and restatement under this Plan.
“Participant” means an Employee or Director to whom an Award has been made under this Plan.
“Performance Award” means an Award to a Participant who is an Employee which Award is subject to the attainment of one or more Performance Goals. Stock Awards or Cash Awards may be structured as Performance Awards.
“Performance Goal” means a standard established by the Committee, the satisfaction of which shall determine in whole or in part whether a Performance Award shall be earned.
“Person” means any individual, corporation, partnership, “group” (as such term is used in Rule 13d-5 under the Exchange Act), association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, and the related rules and regulations promulgated thereunder.
“Plan” means the Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc., as amended from time to time.
“Prior Plan” means the 2005 Incentive Plan of Oceaneering International, Inc.
“Qualified Performance Award” means an Award as described in paragraph 8(e)(ii) hereof.
“Restricted Stock” means any Common Stock that is restricted or subject to forfeiture provisions.
“Restricted Stock Unit” means a unit that is restricted or subject to forfeiture provisions evidencing the right to receive one share of Common Stock or cash equal to the Fair Market Value of one share of Common Stock.
“Restriction Period” means a period of time beginning as of the date upon which an Award of Restricted Stock or Restricted Stock Units is made pursuant to this Plan and ending as of the date upon which such Award is issued (if not previously issued), no longer restricted or no longer subject to forfeiture provisions.
“SAR” means a right, granted by the Company pursuant to this Plan, to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value of a share of Common Stock on the date the right is exercised over the Fair Market Value of a share of Common Stock on the date of grant.
“Section 409A” means Section 409A of the Code, and related regulations and Treasury pronouncements.
“Stock Award” means an award, granted by the Company pursuant to this Plan, in the form of shares of Common Stock or units denominated in shares of Common Stock, and includes Restricted Stock and Restricted Stock Units. Stock Awards do not include Options or SARs.
“Stock Based Award Limitations” is as defined in paragraph 5(c) hereof.
“Subsidiary” means (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing 50% or more of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation, and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns 50% or more of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

“Voting Securities” means, with respect to any corporation or other business enterprise, those securities which under ordinary circumstances entitle the holder thereof to vote for the election of directors or others charged with comparable duties under applicable law.
4.Eligibility.
(a)Employees. Employees eligible for Awards under this Plan are those who hold positions of responsibility and whose performance, in the judgment of the Committee, can have a significant effect on the success of the Company and its Subsidiaries.
(b)Directors. Directors eligible for Awards under this Plan are those who are Nonemployee Directors.
5.Common Stock Available for Awards; Plan and Award Limitations.
(a)Common Stock Available Under this Plan. Subject to the provisions of the immediately following paragraph, the maximum number of shares of Common Stock that may be subject to Awards under this Plan is 3,200,000 shares, which is the same as the maximum number of shares of Common Stock available for Awards under the Original Plan, as adjusted for a two-for-one stock split in the form of a stock dividend completed on June 10, 2011. The number of shares of Common Stock that are the subject of Awards under this Plan that are canceled, terminated, forfeited or expire unexercised shall again immediately become available for Awards hereunder as if such shares had never been the subject of an Award.
Additionally, the number of shares of Common Stock that were the subject of awards as of March 19, 2010 under the Prior Plan that, subsequent to March 19, 2010, have been canceled, terminated or forfeited, or have expired unexercised (a total of 57,146 shares) shall be added to the number of shares specified above and shall be available for Awards under this Plan. From and after March 19, 2010, no further awards may be made under the Prior Plan. As of the Effective Date, there are no remaining awards outstanding under the Prior Plan.
The number of shares of Common Stock available under this Plan shall not be increased by shares of Common Stock tendered, surrendered or withheld in connection with the exercise or settlement of an Award or the Company’s tax withholding obligations.
(b)Plan Limitations. All shares of Common Stock available under this Plan shall be available for Incentive Options and Stock Awards.
(c)Award Limitations. The following limitations shall apply to any Awards made hereunder:
(i)No Employee may be granted, during any one-year period, Awards consisting of Options or SARs that are exercisable for more than 1,200,000 shares of Common Stock, and no Nonemployee Director may be granted, during any one-year period, Awards consisting of Options or SARs that are exercisable for more than 100,000 shares of Common Stock;
(ii)No Employee may be granted, during any one-year period, Stock Awards covering or relating to more than 1,200,000 shares of Common Stock, and no Nonemployee Director may be granted, during any one-year period, Stock Awards covering or relating to more than 50,000 shares of Common Stock (the limitations set forth in this clause (ii), together with the limitations set forth in clause (i) above, being hereinafter collectively referred to as the “Stock Based Award Limitations”); and
(iii)No Employee may be granted Cash Awards in respect of any one-year period having a value determined on the date of grant in excess of $10,000,000, and no Nonemployee Director may be granted Cash Awards in respect of any one-year period having a value determined on the date of grant in excess of $3,000,000.
(d)Adjustments. The limitations set forth in this paragraph are subject to adjustment in accordance with paragraph 15 hereof.
(e)Other Actions. The Committee may from time to time adopt and observe such procedures concerning the counting of shares against the Plan maximum as it may deem appropriate. The Board, the Committee and the officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that shares of Common Stock are available for issuance pursuant to Awards.
6.Administration.
(a)Authority of the Committee. Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to paragraph 6(c) and paragraph 18 hereof, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is (i) not materially adverse to the Participant to whom such Award was granted, (ii) consented to by such Participant or (iii) authorized by paragraph 15(c) hereof; provided, however, that no such action shall (1) permit the term of any Option or SAR to be greater than seven years from the applicable grant date, (2) permit the extension of the term of any outstanding Option or SAR such that the resulting term is greater than seven years from the applicable grant date, or (3) provide for a minimum Restriction Period shorter in length than that required under the applicable of paragraph 8(c) or 8(e) hereof. The Committee may make an Award to an individual who it expects to become an employee of the Company or any of its Subsidiaries within the six months following the date the Award is made, with such Award being subject to the individual’s actually becoming an employee within such time period, and subject to such other terms and conditions as may be established by the Committee. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further the purposes of this Plan. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.
(b)Indemnity. No member of the Board or the Committee or officer of the Company to whom the Committee has delegated authority in accordance with the provisions of paragraph 7 of this Plan shall be liable for anything done or omitted to be done by him or her, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his or her own willful misconduct or as expressly provided by statute.
(c)Prohibition on Repricing of Options and Stock Appreciation Rights. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options and SARs may not be amended to (i) reduce the exercise price of outstanding Options or SARs or (ii) cancel outstanding Options or SARs in exchange for cash, other Awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without stockholder approval.
7.Delegation. The Committee may delegate to one or more subcommittees of the Committee, another committee of the Board, the President and Chief Executive Officer of the Company, or to other senior officers of the Company its authority or duties under this Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, the Committee may not delegate to any officer of the Company its authority to make Awards to any officer of the Company. Any such delegation hereunder shall only be made to the extent permitted by applicable law.
8.Awards. Except as otherwise provided in paragraph 9 hereof pertaining to Awards to Directors, the Committee shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Participants who are to be the recipients of such Awards. Each Award shall be embodied in an Award Agreement in such form as the Committee determines, which shall contain such terms, conditions and limitations as shall be determined by the Committee in its sole discretion, including any treatment upon a Change of Control, and shall be issued for and on behalf of the Company. Awards may consist of those listed in this paragraph 8 and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including this Plan of any acquired entity; provided that, except as contemplated in paragraph 15 hereof, no Option or SAR may be issued in exchange for the cancellation of an Option or SAR, respectively, with a higher exercise price nor may the exercise price of any Option or SAR be reduced. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with the Company and its Subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other measurements of performance. Upon the termination of employment by a Participant who is an Employee, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.
(a)Option. An Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of an Incentive Option or a Nonqualified Option. The price at which shares of Common Stock may be purchased upon the exercise of an Option shall be not less than the Fair Market Value of the Common Stock on the date of grant. The term of an Option shall not exceed seven years from the date of grant. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Options awarded pursuant to this Plan, including the term of any Options and the date or dates upon which such Options become exercisable, shall be determined by the Committee.
(b)Stock Appreciation Right. An Award may be in the form of a SAR. The strike price for a SAR shall not be less than the Fair Market Value of the Common Stock on the date on which the SAR is granted. The term of a SAR shall not exceed seven years from the date of grant. Subject to the foregoing limitations, the terms, conditions and limitations applicable to any SARs awarded pursuant to this Plan, including the term of any SARs and the date or dates upon which such SARs become exercisable, shall be determined by the Committee. As of the date of grant of a SAR, the Committee may specifically designate that the Award will be paid (i) only in cash, (ii) only in Common Stock, or (iii) in such other form or combination of forms as the Committee may elect or permit at the time of exercise.
(c)Stock Award. An Award may be in the form of a Stock Award. The terms, conditions and limitations applicable to any Stock Awards granted pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below. Any Stock Award which is not a Performance Award shall have a minimum Restriction Period of one year from the date of grant, provided that (i) the Committee may provide for earlier vesting following a Change of Control or upon termination of a Participant’s employment or service by reason of death, disability or retirement, (ii) such one-year minimum Restriction Period shall not apply to a Stock Award that is granted in lieu of salary or bonus, and (iii) vesting of a Stock Award may occur incrementally over the one-year minimum Restriction Period.
(d)Cash Award. An Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to any Cash Awards granted pursuant to this Plan shall be determined by the Committee.
(e)Performance Award. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to any Performance Awards granted to Participants pursuant to this Plan shall be determined by the Committee, subject to the limitations specified below. Any Stock Award which is a Performance Award shall have a minimum Restriction Period of one year from the date of grant, provided that the Committee may provide for earlier vesting following a Change of Control, or upon a termination of a Participant’s employment or service by reason of death, disability or retirement. The Committee shall set Performance Goals in its discretion which, depending on the extent to which such Performance Goals are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.
(i)Nonqualified Performance Awards. Performance Awards granted to Employees or Directors that are not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be based on achievement of such Performance Goals and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.
(ii)Qualified Performance Awards. Performance Awards granted to Employees under this Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (1) 90 days after the commencement of the period of service to which the Performance Goal relates and (2) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Goal is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Goal may include one or more of the following: absolute and/or relative return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenues); absolute or relative safety performance or measurements; book value per share; cash flow (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital or investments); controlling or reducing various business costs; credit rating; customer satisfaction; debt to capital ratio; earnings or derivatives thereof (including, but not limited to, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, and earnings per share); economic value added (or an equivalent measure); gross operating or net margins; income (including, but not limited to, operating income and net income); maintaining certain levels of debt and interest expense; market share; revenue; and stock price measure (including, but not limited to, stock price, growth measure and total stockholder return). Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of this Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), as to grants to those Employees whose compensation is, or is likely to be, subject to Section 162(m) of the Code, and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee.
9.Awards to Directors. Subject to the limitations set forth in paragraph 5(c) hereof, the Board may grant a Nonemployee Director of the Company one or more Awards and establish the terms thereof in accordance with paragraph 8 and consistent with the provisions therein for the granting of Awards to Employees by the Committee. Any such Award shall be subject to the applicable terms, conditions and limitations set forth in this Plan and the applicable Award Agreement. Upon the termination of service by a Participant who is a Nonemployee Director, any unexercised, deferred, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement.
10.Award Payment; Dividends and Dividend Equivalents.
(a)General. Payment of Awards may be made in the form of cash or Common Stock, or a combination thereof, and may include such restrictions as the Committee shall determine, including, in the case of Common Stock, restrictions on transfer and forfeiture provisions. If payment of an Award is made in the form of Restricted Stock, the applicable Award Agreement relating to such shares shall specify whether such shares are to be issued at the beginning or end of the Restriction Period. In the event that shares of Restricted Stock are to be issued at the beginning of the Restriction Period, the certificates evidencing such shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. In the event that shares of Restricted Stock are to be issued at the end of the Restriction Period, the right to receive such shares shall be evidenced by book entry registration or in such other manner as the Committee may determine.
(b)Dividends, Dividend Equivalents and Interest. Rights to dividends or Dividend Equivalents may be extended to and made part of any Award consisting of shares of Common Stock or units denominated in shares of Common Stock, subject to such terms, conditions and restrictions as the Committee may establish; provided that no such dividends or Dividend Equivalents shall be paid with respect to unvested Performance Awards. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments, dividends or Dividend Equivalents. Dividends and/or Dividend Equivalents shall not be made part of any Options or SARs.
11.Stock Option Exercise. The price at which shares of Common Stock may be purchased under an Option shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may purchase such shares by means of the Company withholding shares of Common Stock otherwise deliverable on exercise of the Award or tendering Common Stock or surrendering another Award, including Restricted Stock, valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Common Stock or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Common Stock issuable pursuant to an Award (including cashless exercise procedures approved by the Committee involving a broker or dealer approved by the Committee). Unless otherwise provided in the applicable Award Agreement, in the event shares of Restricted Stock are tendered as consideration for the exercise of an Option, a number of the shares issued upon the exercise of the Option, equal to the number of shares of Restricted Stock used as consideration therefore, shall be subject to the same restrictions as the Restricted Stock so submitted as well as any additional restrictions that may be imposed by the Committee. The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this paragraph 11.

12.Taxes. The Company shall have the right to deduct applicable taxes from any Award payment and withhold an appropriate amount of cash or number of shares of Common Stock or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the holder of the Award with respect to which withholding is required. If shares of Common Stock are used to satisfy tax withholding, such shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.
13.Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend or modify an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by applicable law, except that (i) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the stockholders of the Company to the extent stockholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s stock is listed, including any amendment that expands the types of Awards available under this Plan, materially increases the number of shares of Common Stock available for Awards under this Plan, materially expands the classes of persons eligible for Awards under this Plan, materially extends the term of this Plan, materially changes the method of determining the Exercise Price of Options or strike price of SARs, deletes or limits any provisions of this Plan that prohibit the repricing of Options or SARs. Notwithstanding any provision in this Plan to the contrary, this Plan shall not be amended or terminated in such manner that would cause this Plan or any amounts or benefits payable hereunder to fail to comply with or be exempt from Section 409A, and any such amendment or termination that may reasonably be expected to result in such failure shall be of no force or effect.
14.Assignability. Unless otherwise determined by the Committee and provided in the Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable. Any attempted assignment of an Award or any other benefit under this Plan in violation of this paragraph 14 shall be null and void.
15.Adjustments.
(a)The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Common Stock) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
(b)In the event of any subdivision or consolidation of outstanding shares of Common Stock, declaration of a dividend payable in shares of Common Stock or other stock split, then (i) the number of shares of Common Stock reserved under this Plan, (ii) the number of shares of Common Stock available under this Plan for Incentive Options and Stock Awards, (iii) the number of shares of Common Stock covered by outstanding Awards in the form of Common Stock or units denominated in Common Stock, (iv) the exercise or other price in respect of such Awards, (v) the Stock Based Award Limitations, and (vi) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Common Stock or any distribution to holders of Common Stock of securities or property (other than normal cash dividends or dividends payable in Common Stock), the Committee shall make appropriate adjustments to (1) the number of shares of Common Stock covered by Awards in the form of Common Stock or units denominated in Common Stock, (2) the exercise or other price in respect of such Awards, (3) the appropriate Fair Market Value and other price determinations for such Awards, (4) the number of shares of Common Stock available under this Plan for Incentive Options and Stock Awards, and (5) the Stock Based Award Limitations to give effect to such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without exceeding, the value of such Awards.
(c)In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, to (i) provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award (and for awards not granted under this Plan), regardless of whether in a transaction to which Section 424(a) of the Code applies, (ii) provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, (iii) provide for the acceleration of the vesting and exercisability of an Award and the cancellation thereof in exchange for such payment as the Committee, in its sole discretion, determines is a reasonable approximation of the value thereof, (iv) cancel any Awards and direct the Company to deliver to the Participants who are the holders of such Awards cash in an amount that the Committee shall determine in its sole discretion is equal to the Fair Market Value of such Awards as of the date of such event, which, in the case of any Option, shall be the amount equal to the excess of the Fair Market Value of a share as of such date over the per-share exercise price for such Option (for the avoidance of doubt, if such exercise price is less than such Fair Market Value, the Option may be canceled for no consideration), or (v) cancel Awards that are Options and give the Participants who are the holders of such Awards notice and opportunity to exercise prior to such cancellation.
(d)No adjustment authorized by this paragraph 15 shall be made in such manner that would result in this Plan or any amounts or benefits payable hereunder to fail to comply with or be exempt from Section 409A, and any such adjustment that may reasonably be expected to result in such failure shall be of no force or effect.
16.Restrictions. No Common Stock or other form of payment shall be issued or made with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance or other payment will be in compliance with all applicable federal and state securities laws. Certificates evidencing shares of Common Stock delivered under this Plan (to the extent that such shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Common Stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.
17.Unfunded Plan. This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Common Stock or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan.
18.Section 409A.
(a)Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Section 409A, that Plan provision or Award will be reformed to avoid imposition of the additional tax, including that any Award subject to 409A held by a specified employee that is settled upon termination of employment (for reasons other than death) shall be delayed in payment until the expiration of six months, and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award. Awards made under this Plan are intended to comply with or be exempt from Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Section 409A.
(b)Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit Award or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Section 409A. If the Committee determines that a Restricted Stock Unit Award or Cash Award is intended to be subject to Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Section 409A.

(c)If the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Section 409A shall be paid or settled on the earliest of (1) the first business day following the expiration of six months from the Participant’s separation from service, (2) the date of the Participant’s death, or (3) such earlier date as complies with the requirements of Section 409A.
19.Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Delaware.
20.Right to Continued Service or Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which he is employed or otherwise serves the Company or its Subsidiaries.
21.Clawback Right. Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company whether before or after the date of grant of the Award.
22.Usage. Words used in this Plan in the singular shall include the plural and vice versa, and words of one gender shall be construed to include the other gender and the neuter, in each case as the context requires.
23.Headings. The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.
24.Effectiveness. This Plan, as approved by the Board on February 19, 2015, shall be effective as of the Effective Date. This Plan shall continue in effect for a term of 10 years commencing on the Effective Date, unless earlier terminated by action of the Board, and no further Awards may be granted under this Plan after the tenth anniversary of the Effective Date or, if earlier, termination by action of the Board, except as to Awards then outstanding under this Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.
Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval by the holders of a majority of shares of Common Stock present, or represented, and entitled to vote at a meeting of the Company’s stockholders at the Company’s 2015 annual stockholders meeting to be held on May 8, 2015, or any adjournment or postponement thereof. If the stockholders of the Company should fail to so approve this Plan on such date, this Plan shall not be of any force or effect and the Original Plan shall continue in force and effect.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on May 7, 2015.

IMPORTANT ANNUAL MEETING INFORMATION
Vote by Internet • Go to www.investorvote.com/oii • Or scan the QR code with your smartphone • Follow the steps outlined on the secure Web Site
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals - The Board of Directors recommends a vote FOR each of the nominees listed and FOR Proposals 2, 3 and 4.
1. Election of Directors:		For	Withhold
01	John R. Huff	☐	☐
02	M. Kevin McEvoy	☐	☐
03	Steven A. Webster	☐	☐

		For	Against	Abstain
2. Proposal to approve the Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc.		☐	☐	☐
3. Advisory vote on a resolution to approve the compensation of our Named Executive Officers.		☐	☐	☐
4. Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2015.		☐	☐	☐

5. In their discretion, the proxies referred to herein are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Oceaneering International, Inc.

Notice of 2015 Annual Meeting of Shareholders
Proxy Solicited on behalf of the Board of Directors for the 2015 Annual Meeting

W. Cardon Gerner and David K. Lawrence, and each of them individually, are hereby appointed as agents and proxies, with full power of substitution and resubstitution, to vote all the shares of common stock of Oceaneering International, Inc. held of record by the undersigned as of the close of business on March 25, 2015, at the Annual Meeting of Shareholders to be held on May 8, 2015 in Oceaneering’s corporate offices at 11911 FM 529, Houston, Texas 77041, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2014 and the Notice of the 2015 Annual Meeting of Shareholders and related Proxy Statement.

This proxy, when properly executed, will be voted as directed herein. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3 and 4. The proxy holders named above also will vote in their discretion on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. The proxies cannot vote your shares unless you sign and return this proxy card or vote by telephone or Internet as described below before the Annual Meeting.

Voting by telephone or Internet eliminates the need to return this proxy card. Your vote authorizes the proxies named on the above to vote your shares to the same extent as if you had marked, signed, dated and returned the proxy card. Before voting, you should read the proxy statement and this proxy card in their entirety. Please follow the steps listed on the reverse side. Your vote will be promptly confirmed and posted. Thank you for voting.

(Items to be voted on appear on reverse side.)

Non-Voting Items
Change of Address — Please print new address below.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on April 30, 2015.

IMPORTANT ANNUAL MEETING INFORMATION
Vote by Internet • Go to www.investorvote.com/oii • Or scan the QR code with your smartphone • Follow the steps outlined on the secure Web Site
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Confidential Voting Instruction Form
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals - The Board of Directors recommends a vote FOR each of the nominees listed and FOR Proposals 2, 3 and 4.
1. Election of Directors:		For	Withhold
01	John R. Huff	☐	☐
02	M. Kevin McEvoy	☐	☐
03	Steven A. Webster	☐	☐

		For	Against	Abstain
2. Proposal to approve the Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc.		☐	☐	☐
3. Advisory vote on a resolution to approve the compensation of our Named Executive Officers.		☐	☐	☐
4. Proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2015.		☐	☐	☐

5. In its discretion, the Trustee referred to herein is authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural matters and matters relating to the conduct of the meeting.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT PROVIDED YOUR VOTING INSTRUCTIONS VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Confidential Voting Instructions — Oceaneering International, Inc.

Notice of 2015 Annual Meeting of Shareholders
Confidential Voting Instruction Form for 2015 Annual Meeting

The undersigned participant in the Oceaneering Retirement Investment Plan (the “Plan”) hereby directs Wells Fargo Bank, N.A., the trustee for the Plan (the “Trustee”), to vote all shares of common stock of Oceaneering International, Inc. held in the undersigned’s Plan account of record by the undersigned, as of the close of business on March 25, 2015, at the Annual Meeting of Shareholders to be held on May 8, 2015 in Oceaneering’s corporate offices at 11911 FM 529, Houston, Texas 77041, and at any adjournment or postponement thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of Oceaneering’s annual report for the year ended December 31, 2014 and the Notice of the 2015 Annual Meeting of Shareholders and related Proxy Statement.

This Voting Instruction Form, when properly executed and delivered to the Trustee, will provide the Trustee with instructions to vote the shares in your Plan account as of the record date as directed herein. If your Voting Instruction Form is not properly signed or dated or if no direction is provided, the shares in your Plan account as of the record date will be voted in the same proportion as the shares for which the Trustee timely receives valid voting instructions from participants in the Plan. You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

Providing voting instructions by telephone or Internet eliminates the need to return this Voting Instruction Form. Before providing your voting instructions, you should read the proxy statement and Voting Instruction Form. Please follow the steps listed on the reverse side. Your voting instructions will be promptly confirmed and posted. Thank you for participating.

(Items to be voted on appear on reverse side.)

Non-Voting Items
Change of Address — Please print new address below.